Exhibit 10.5

PROPOSED ERECTION OF A SINGLE-USER

INDUSTRIAL DEVELOPMENT WITH

1 BLOCK OF 4-STOREY ADMIN OFFICE

AND ANCILLARY FACILITIES

ON LOTS 03950PT, 04016PT, &04089PT MK07

AT TUAS SOUTH AVENUE 1

FOR

DRIL-QUIP ASIA PACIFIC PTE LTD

CONTRACT DOCUMENTS 16 OCTOBER 2009 VOLUME 1 OF 9

Document Reference SG62863/SKM/CD/001

Date of issue: 16 October 2009

PROPOSED ERECTION OF A SINGLE-USER INDUSTRIAL DEVELOPMENT WITH 1 BLOCK OF 4 STOREY ADMIN OFFICE AND ANCILLARY FACILITIES ON LOTS 03950PT, 04016PT, & 04089PT MK 7 AT TUAS SOUTH AVENUE 1

CONTRACT DOCUMENTS

TABLE OF CONTENTS

DESCRIPTION VOLUME 1	page

ARTICLES OF SIA CONTRACT
LETTER OF INTENT TO AWARD from SKM to Lum Chang dated 18 Sep 2009
(ref : SKM/SG62863/GSM/SR/LC_180909)

SIA CONDITIONS OF CONTRACT & AMENDMENT

APPENDIX	A/1 to A/2

SUPPLEMENTAL CONDITIONS	SC/1 to SC/3

REVISED SUMMARY OF TENDER (Bill of Quantities No. 1 and 2)	ST/1

REVISED BILL OF QUANTITIES No. 1 – Preliminaries	B1/1 to B1/30

REVISED BILL OF QUANTITIES No. 2 – (Structural and Architectural Works)	Total 34 Pgs

REVISED SUMMARY OF TENDER (Bill of Quantities No. 3 to 9)	B3/1

REVISED BILL OF QUANTITIES No. 3 – (ACMV)	B3.0/1 to B3.0/3

REVISED BILL OF QUANTITIES No. 4 – (Electrical Installation)	B4.0/4 to B4.0/9

REVISED BILL OF QUANTITIES No. 5 – (Fire Protection Installation)	B5.0/1 to B5.0/5

REVISED BILL OF QUANTITIES No. 6 – (Plumb, San. & Drain. Installation)	B6.0/1 to B6.0/4

REVISED BILL OF QUANTITIES No. 7 – Schedule of Works (CityGas Installation)	B7.0/1

REVISED BILL OF QUANTITIES No. 8 – Schedule of Works (Compressed Air Installation)	B8.0/1

REVISED BILL OF QUANTITIES No. 9 – Schedule of Works (Vertical Transportation)	B9.0/1

PERFORMANCE GUARANTEE (specimen)	PG1 to PG 3

PRODUCT GUARANTEE (specimen)	GUA/1 to GUA/3

SCHEDULE OF RATES (ARCHITECTURAL) – SIGNED	SR/1 to SR/7

SCHEDULE OF DAYWORK RATES – SIGNED	SD/1 to SD/3

ARTICLES OF CONTRACT

THIS CONTRACT is made the SIXTEENTH (16th) day of OCTOBER , 2009 between DRIL-QUIP ASIA PACIFIC PTE LTD

of NO. 9 TUAS AVENUE 12, SINGAPORE 639031

(hereinafter called “the Employer”) and LUM CHANG BUILDING CONTRACTORS PTE LTD

of 1 SELEGIE ROAD #06-02, POMO, SINGAPORE 188306

(hereinafter called “the Contractor”).

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1.	CONTRACTOR’S OBLIGATIONS

The Contractor hereby agrees with Employer to carry out, bring to completion, and maintain for the Employer the building and other works comprising

PROPOSED ERECTION OF A SINGLE-USER INDUSTRIAL DEVELOPMENT WITH 1 BLOCK OF 4 STOREY ADMIN

OFFICE AND ANCILLARY FACILITIES ON LOTS 03950PT, 04016PT & 04089PT MK07

at	TUAS SOUTH AVENUE 1

(which, together with such variations as may be required by the Architect and all temporary works needed satisfactorily to construct the permanent works, are hereinafter called “the Works”) in all respects in accordance with the descriptions in the Contract Documents identified in Article 6 hereunder and in accordance with all terms of the said Contract Documents for the price of

Singapore Dollars	FORTY SIX MILLION FOUR HUNDRED AND SIXTY THREE THOUSAND EIGHT HUNDRED AND

EIGHTY EIGHT ONLY

($ 46,463,888.00             only) or such other sum as may become due under the provisions of this contract (hereinafter called “the Contract Sum”)

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2.	TYPE OF CONTRACT

(a)

This is a Lump Sum Contract and the price is a fixed price not subject to measurement or recalculation should the actual quantities of work and materials differ from any estimates available at the time of contracting, except in regard to variations which may be ordered by the Architect, which shall be valued under the terms of the Contract in accordance with the Schedule of Rates.

(b)

The expression “Schedule of Rates” wherever used in this contract shall include any document, however entitled or described, which is signed by the Employer and Contractor as a Contract Document and which is intended to be used for the purpose of valuing variations, or in assisting in the calculation of interim payment in accordance with sub-clause 31(4) or (5) of the Conditions.

*(c)

Interim payment shall be by fixed instalments of the Contract Sum payable on completion of defined stages of the work in accordance with clause 31(5) of the Conditions and the Appendix to the Contract or other Contract Documents.

(d)	Interim payment shall be by periodical valuation of the Work in accordance with clause 31(4) of the Conditions and the Appendix to the Contract.

3.	ARCHITECT

The term “Architect” in this Contract shall mean

Mr. GORDON S. MAXTED

of the firm of	SKM (SINGAPORE) PTE. LTD.

by whom or under whose administrative control on behalf of the Employer the Works have been designed and the Contract Documents prepared, and under whose supervision or administrative control on behalf of the Employer the Works will be carried out. In the event of employment of the Architect by the Employer being terminated for any reason the Employer shall forthwith appoint an Architect in his place for the purposes of this Contract. Such appointee shall be a registered architect and member of Singapore Institute of Architects (hereinafter called “the S.I.A.”) against whom no reasonable objection is made by the Contractor. If the Employer fails to appoint a successor architect on receipt of reasonable notice by the Contractor, or if the Contractor objects to the appointment on any reasonable grounds, then on the application of the Contractor the President or Vice-President of the S.I.A., if satisfied in either case that a new or different architect, as the case may be, should be appointed, and that there has been no unreasonable delay by the Contractor in making the application, may himself nominate an architect whom the Employer shall engage to complete the administration of the contract, and in accordance with such terms as to remuneration as the President or Vice-President may fix. The President or Vice-President of the S.I.A.’s nomination and decision in all such matters shall be final and conclusive. Should the Employer fail or refuse to engage an architect nominated by the President or Vice-President of the S.I.A. under this Article the Contractor may, after giving 14 days’ written notice to the Employer, determine this Contract as provided for in clause 33 of the Conditions of Contract. No successor architect shall be bound by the previous opinions, decisions, valuations or certificates of his predecessor (other than any Delay, Termination of Delay or Further Delay Certificates) should later information or evidence reasonably require modification of such earlier opinions, decisions, valuations or certificates.

4.	QUANTITY SURVEYOR

The term “Quantity Surveyor” in this Contract shall mean

Mr. FRANCIS NG

of the firm of	SINGAPORE) PTE. LTD.

who shall be a professionally qualified quantity surveyor and whose duty will be to assist the Architect in all matters of valuation or measurement under the terms of Contract. Should a named quantity surveyor’s employment be terminated for any reason the Employer shall forthwith appoint a quantity surveyor in his place, and the provisions of Article 3 in regard to the Contractor’s right of reasonable objection to an appointment and the power of nomination by the President and Vice-President of the S.I.A., failing such appointment or agreement on a new quantity surveyor, shall apply mutatis mutandis, as also the Contractor’s ultimate right of determination of the Contract should the Employer fail to give due effect to the President’s or Vice-President’s nomination.

*

Delete whichever sub-clause (c) is not applicable. [See also Appendix (and/or Specification) to Contract Conditions, which will need corresponding provisions defining stages and amounts of instalments.]

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5.	PRICES TO BE INCLUSIVE

Unless otherwise expressly provided, the Contract Sum and the Contractor’s rates and prices in the Schedule of Rates shall be inclusive of all ancillary and other works and expenditure, whether separately or specifically mentioned or described in the Contract Documents or not, which are either indispensably necessary to carry out and bring to completion the Works described in the Contract Documents, or which may contingently become necessary to overcome difficulties before completion.

6.	CONTRACT DOCUMENTS

The following Contract Documents shall form the contract between the parties:-

(a)	These Articles of Contract.

(b)	The Conditions of Contract and Appendix annexed thereto.

(c)	Drawings identified and signed by the parties as the Contract Drawings on which the Contractor has based his prices.

(d)	A specification similarly identified and signed as the Contract Specification on which the Contractor had based his prices.

(e)	A Schedule of Rates priced and initiated or signed on behalf of the Contractor and the Employer.

(f)

Such other letters of documents, including any Invitations to Tender, Tender forms, or letters of acceptance, as the parties may agree and attach hereto as Contract Documents, in which event such documents shall be initiated or signed on behalf of both parties when attached hereto. A list identifying such documents shall also be set out in or attached to the Appendix to the Conditions of Contract.

7.	INTERPRETATION AND GUIDANCE NOTES

The Contract Documents shall be read and construed as a whole, and no special priority other than that accorded by law shall apply to any one document or group of documents, nor shall the contra proferenterm rule apply either to these Articles or to the conditions of Contract. The “Guidance Notes” published by the S.I.A. for use with the present Form of Contract shall not be Contract Documents but, in any case of uncertainty or ambiguity in the Contract documents as a whole, may be considered for the purpose only of assisting in resolving such uncertainty or ambiguity.

8.	ASSIGNS

This Contract may as far as is permitted by law or by its express terms bind or benefit the heirs, personal representatives, administrators, legal successors or assigns of the parties.

9.	DEFINITIONS AND INTERPRETATION

In this Contract, unless the context otherwise requires:

(a)	“SOP Act” means the Building and Construction Industry Security of Payment Act 2004 or any subsequent amendment thereto.

(b)	“SOP Regulations” means the Building and Construction Industry Security of Payment Regulations 2005 or any remaking thereof or any amendment to the regulation therein.

(c)	“Payment claim” shall have the same meaning and effect as the words “payment claim” in the SOP Act and SOP Regulations .

(d)	“Payment response” shall have the same meaning and effect as the words “payment response” in the SOP Act and SOP Regulations.

(e)	“Progress payment” shall have the same meaning and effect as the words “progress payment” in the SOP Act and SOP Regulations.

(f)	“Supply contract” shall have the same meaning and effect as the words “supply contract” in the SOP Act and SOP Regulations.

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IN WITNESS WHEREOF
the day and year first above written
(hand of the Employer has been hereunto set
the	*( )
(Common seal of the Employer has been hereunto affixed)

Signed by the said

DRIL-QUIP ASIA PACIFIC PTE LTD	/s/ Blake Deberry
Signature
BY ITS VICE PRESIDENT	BLAKE DEBERRY

*The Common Seal of

DRIL-QUIP ASIA PACIFIC PTE LTD

Was hereunto affixed in the presence of

Name	KRISTINA CHENG

Address	c/o 9 TUAS AVENUE 12

S(639031)

Description	PA to GM

(hand of the Contractor has been hereunto set
and the	*( )
(Common seal of the Contractor has been hereunto affixed)

Signed by the said

Signed by the said

LUM CHANG BUILDING CONTRACTORS PTE LTD

BY ITS EXECUTIVE DIRECTOR	/s/ Tan Wey Pin
Signature
Signature TAN WEY PIN	TAN WEY PIN

*The Common Seal of

LUM CHANG BUILDING CONTRACTORS PTE LTD

was hereunto affixed in the presence of

Name	CHONG SOON TECK

Address	1 Selegie Road, #06-02

PoMo, Singapore 188306

Tel 6273 8888 Fax 6311 0909

Description	GENERAL MANAGER, COMMERCIAL

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ARTICLES AND

CONDITIONS OF

BUILDING CONTRACT

SINGAPORE INSTITUTE OF ARCHITECTS

Published by Singapore Institute of Architects

No part of this contract may be reproduced or copied in any form or by any means without the prior written permission of the publisher.

©All Copyrights Reserved

by the Singapore Institute of Architects

First Edition 1980

Second Edition 1982

Reprint 1985

Third Edition January 1987

Fourth Edition December 1988

Reprint March 1990

Fifth Edition 1997

Reprint 1998

Sixth Edition August 1999

Seventh Edition April 2005

ARTICLES AND CONDITIONS OF BUILDING CONTRACT

INDEX OF ARTICLES OF CONTRACT

(LUMP SUM)

PAGE

1.	CONTRACTOR’S OBLIGATIONS	A

2.	TYPE OF CONTRACT	B

3.	ARCHITECT	B

4.	QUANTITY SURVEYOR	B

5.	PRICES TO BE INCLUSIVE	C

6.	CONTRACT DOCUMENTS	C

7.	INTERPRETATION AND GUIDANCE NOTES	C

8.	ASSIGNS	C

9.	DEFINITIONS AND INTERPRETATION	C

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11.	QUALITY OF MATERIALS AND WORKMANSHIP		8
	11.(1)	Quality of Work and Materials	8
	11.(2)	Investigation of Defects	8
	11.(3)	Removal of Defective Work or Reduction of Price	8
	11.(4)	Variations Due to Defective Work	8
	11.(5)	No Duty of Architect or Employer	9

12.	VARIATIONS AND VALUATION OF ADDITIONAL PAYMENTS		9
	12.(1)	Power to Order and Subsequent Sanction	9
	12.(2)	Definition of Variation	9
	12.(3)	Measurement of Variations	9
	12.(4)	Valuation of Variations	10
	12.(5)	Payment of Variations	11
	12.(6)	Loss of Profit in Valuation	11

13.	SCHEDULE OF RATES		11

14.	DISCREPANCY OR DIVERGENCE		12

15.	ASSIGNMENT AND SUB-CONTRACTING		12
	15.(1)	Assignment by Contractor	12
	15.(2)	Sub-Contractors	12
	15.(3)	Responsibilities for Sub-Contractors	13

16.	PLANT AND MATERIALS		13
	16.(1)	Plant	13
	16.(2)	Materials and Goods	13
	16.(3)	Removal	13
	16.(4)	Hired or Hire Purchase Plant	13
	16.(5)	Assignment of Hiring, etc. Agreements	14

17.	ARTISTS, TRADESMEN AND OTHER CONTRACTORS		14

18.	INDEMNITIES TO EMPLOYER
	18.(1)	Personal Injuries	14
	18.(2)	Damage to Property	14
	18.(3)	Employer’s Negligence	14

19.	INSURANCE AGAINST INJURY TO PERSONS AND PROPERTY AND WORKMEN’S COMPENSATION		14
	19.(1)	Personal Injuries	14
	19.(1)(b)	Damage to Property	14
	19.(1)(c)	Production of Policies	15
	19.(2)(a)	Damage to Property when Contractor not Negligent	15
	19.(2)(b)	Placing of Insurance	15
	19.(3)	Default in Insurance	15

20.	INSURANCE OF WORKS
	20.(1)	Risks to be Insured	15
	20.(2)	Application of Insurance Monies	16

21.	DUE DILIGENCE BY CONTRACTOR		16

22.	TIME FOR COMPLETION		16
	22.(1)	Completion Date	16
	22.(2)	Completion Definition	16

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23.	EXTENSION OF TIME		16
	23.(1)	Grounds	16
	23.(2)	Notice	18
	23.(3)	Time for Extension	18
	23.(4)	Request for Information	18

24.	DELAY IN COMPLETION AND LIQUIDATED DAMAGES		18
	24.(1)	Delay Certificate	18
	24.(2)	Liquidated Damages	18
	24.(3)	Termination of Delay and Further Delay	18
	24.(4)	Completion	19
	24.(5)	Outstanding Works	19

25.	PHASED OR STAGE COMPLETION		19

26.	PARTIAL RE-OCCUPATION		19
	26.(1)	Occupation of Part with Consent	19
	26.(2)	Consequential Effects	20
	26.(3)	Occupation of Part without Consent	20

27.	MAINTENANCE FOLLOWING COMPLETION		21
	27.(1)	Maintenance Period	21
	27.(2)	Schedule of Defects	21
	27.(3)	Additional Powers of Architect	21
	27.(4)	Allowance for Defect	21
	27.(5)	Maintenance Certificate	22

28.	DESIGNATED AND NOMINATED SUB-CONTRACTORS AND SUPPLIERS		22
	28.(1)	Definitions	22
	28.(2)	Responsibilities	23
	28.(3)	Termination of Sub-Contract	23
	28.(4)	Payment for Work by Contractor under Provisional and Contingency Sums	23
	28.(5)	Payment for Work by Nominated Sub-Contractors or Suppliers	23
	28.(6)	Payment for Work by Designated Sub-Contractors or Suppliers	24
	28.(7)	Interim Payment	24

29.	NOMINATION AND RIGHTS OF OBJECTION		24
	29.(1)	Nomination	24
	29.(2)	Objections to Nomination	24
	29.(3)(a)	Powers following Objection	25
	29.(3)(b)	Alternative for Objection to Nomination	25
	29.(4)	Valid Objection Defined	26

30.	PAYMENT OF NOMINATED SUB-CONTRACTORS AND SUPPLIERS		26
	30.(1)	Certification and Payment	26
	30.(2)	Early Final Payment	26

31.	PAYMENT OF CONTRACTOR AND INTERIM CERTIFICATES		26
	31.(1)	Progress Payments	26
	31.(2)	Payment Claim	26
	31.(3)	Interim Certificate	27
	31.(4)	Interim Valuation	27
	31.(5)	Stage Instalments	28
	31.(6)	Correcting Earlier Certificates	28
	31.(7)	Sums to be Certified	28
	31.(8)	Retention Monies	28
	31.(9)	First Release of Retention	28
	31.(10)	Second Release of Retention	28

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	31.(11)	Final Claim Documents	28
	31.(12)	Final Certificate	29
	31.(13)	Outstanding Balances of Nominated Sub-Contractors and Suppliers	29
	31.(14)	Effect of Architect’s Certificate	29
	31.(15)	Limit on Certifying Power	29
	31.(16)	Payment Response	30
	31.(17)	Payment of Contractor	30

32.	TERMINATION BY EMPLOYER		30
	32.(1)	Termination without Default	30
	32.(2)	Termination for Default	30
	32.(3)	Grounds of Termination for Default	30
	32.(4)	Termination Certificate	31
	32.(5)	Damages Contractor’s Only Remedy	31
	32.(6)	Suspension of Termination Certificate	31
	32.(7)	Termination on Insolvency Etc. of Contractor	32
	32.(8)	Effects of Termination	32
	32.(9)	Employer may Elect to Abandon Project	34
	32.(10)	Powers on Rescission by Employer	34
	32.(12)	Architect’s Certificate Not Binding	34

33.	TERMINATION BY CONTRACTOR		34
	33.(1)	Grounds	34
	33.(2)	Contents of and Time for Contractor’s Notice	35
	33.(3)	Effect of Notice	35
	33.(4)	Power to Suspend Work	35
	33.(5)	Power to Suspend Work under SOP	35
	33.(6)	No Power of Architect to Certify	35

34.	OUTBREAK OF WAR		36
	34.(1)	Termination	36
	34.(2)	Protective Works Etc.	36
	34.(3)	Payment	36

35.	WAR DAMAGE		36
	35.(1)	Consequences	36
	35.(2)	Termination	37
	35.(3)	Compensation Monies	37
	35.(3)	Definition of War Damage	37

36.	ANTIQUITIES		37
	36.(1)	Responsibilities of Contractor	37
	36.(2)	Compensation to Contractor	37

37.	ARBITRATION		38
	37.(1)	Disputes to be Referred	38
	37.(2)	Arbitrator’s Power to Rectify Contract	38
	37.(3)	Restrictions on Powers of Arbitrator	38
	37.(3)(a)	Nomination by S.I.A. President	38
	37.(3)(b)	No Written Instruction	38
	37.(3)(c)	Directions not Objected To	38
	37.(3)(d)	Dayworks	38
	37.(3)(e)	Measurement	38
	37.(3)(f)	No Notice Claiming Extension of Time	38
	37.(3)(g)	Certificate of Partial Re-entry	38
	37.(3)(h)	Effect of Architect’s Certificates	39
	37.(3)(i)	Amending Certificates	39

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	37.(3)(j)	Other Contract Provisions	39
	37.(4)	Courts to have same Powers	39
	37.(5)	Early Arbitration	39
	37.(6)	Interest	39
	37.(7)	Overpayment	39
	37.(8)	Same Arbitrator as Nominated Sub-Contract Disputes	39
	37.(9)	Arbitration Clause may lapse if not same Arbitrator	40
	37.(10)	Limitation of Actions	40
	37.(11)	Refusal of Stay by Courts	40

38.	MEDIATION CLAUSE		40

39.	ADDITIONAL OPTIONAL CLAUSE FOR FLUCTUATIONS		40
	39.(1)	Steel Bar Reinforcement	40
	39.(2)	Cement	41
	39.(3)	Interim Payment	41
	39.(4)	Contractor in Delay	41

40.	ADDITIONAL OPTIONAL CLAUSE PERMITTING INSURANCE EXCESS		41

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CONDITIONS OF CONTRACT

1.		ARCHITECT’S DIRECTIONS AND INSTRUCTIONS

1.(1)

The Contractor shall at all times carry out, bring to completion, and maintain the Works in accordance with all the requirements of the Contract and must (subject to sub-clause (8) of this Condition) comply with all written directions and instructions given in relation thereto by the Architect. All orders of the Architect shall be expressed to be either directions or instructions, and shall be given in writing if requested by the Contractor. Any direction or instruction given verbally shall be deemed to have been given in writing, and have retrospective effect from the date of the verbal direction or instruction, provided that the Contractor confirms the direction or instruction in writing within 14 days of its being given, and that the Architect does not within 14 days of receipt of the written confirmation dissent from or withdraw the direction or instruction. If the Architect withdraws any verbal direction or instruction previously given by him within the latter 14 days, then the Contractor shall he compensated for any expense reasonably incurred by him in complying therewith. In addition the Architect may (but shall not be obliged to) at any time subsequently confirm in writing any direction or instruction previously given verbally by him, in which event the confirmation shall have retrospective effect as a written direction or instruction given at the time of the verbal direction or instruction. Verbal directions or instructions of the Architect or Clerk of Works, or written or other orders or requests not expressed to be directions or instructions, need not be complied with by the Contractor if the Architect fails or refuses to confirm the same in writing in properly expressed terms with the minimum of delay when requested to do so, and no claim will be permitted under this Contract based upon an order or request of the Architect unless expressed as a written direction or instruction or confirmed in writing to or by the Architect under the terms of this sub-clause of the Conditions. Directions or instructions given by a Clerk of Works appointed by the Employer shall be of no effect unless confirmed in writing by the Architect at any time, or by the Contractor to the Architect and not dissented from in writing within the same period as Architect’s verbal directions or instructions, in which events such directions or instructions shall be retrospectively validated in the same way as Architect’s instructions. Without such validation the Contractor shall not be entitled to compensation or expense incurred by compliance with any instructions of any Clerk of Works.

Written and Verbal Directions and Instructions

1.(2)

In this Contract or when used by the Architect the term “direction” shall mean an order of the Architect (as opposed to suggestions, recommendations or agreements with proposals made by the Contractor) compliance with which will not under the terms of the Contract entitle the Contractor to additional payment or compensation or to an increase in the Contract Sum, but which may in some cases result under the terms of the Contract in a reduction of the Contract Sum, whereas the term “instruction” shall mean an order of the Architect compliance with which, while it may in some cases involve a reduction of the Contract Sum, will in principle entitle the Contractor in an appropriate case under the terms of the Contract to additional payment or compensation or to an increase in the Contract Sum. All orders given or confirmed in writing to the Contractor by the Architect shall be expressed by him to be either “instructions” or “directions”.

Definition of “Direction” and “Instruction”

1.(3)		The principle matters under the Contract in respect of which the Architect shall have power to give directions as:-	Principal Directions

	(a)	To secure proper compliance by the Contractor with any existing contract obligations in regards to the permanent work, or to any temporary works or methods of working.

(b)

To secure methods of working and temporary works which will be reasonably safe and proper during construction, or which will ensure properly constructed permanent work, in cases where the Contractor is failing to use the same.

	(c)	To vary the permanent works or temporary works or methods of working at the request of the Contractor so as to assist him in overcoming difficulties or in avoiding excessive costs during construction.

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(d)

To vary the permanent or temporary works or methods of working as a consequence of defective work or other default or breach of contract by the Contractor, where insistence upon the removal and rebuilding of the original permanent work would involve unreasonable expense or delay or might prejudice the permanent works.

			(e)		To suspend or postpone work and carry out investigations when this is the reasonable consequence of defective work or any other default or breach of contract of the Contractor.

			(f)		To alter or vary a previous direction.

Principal Instructions	1.	(4)			The principal matters under the Contract in respect of which the Architect shall have power to give instructions are: -

			(a	)	To vary the permanent work where this is desired by the Architect or Employer or is required under clause 7(1) of the Conditions.

			(b	)

To vary the temporary works or methods of working where this is desired by the Architect or the Employer for any reason or is required under clause 7(1) of the Conditions and the Contractor would otherwise be entitled or obliged to use different methods of working or temporary works.

			(c	)

To postpone or suspend work and carry out investigations where this is not the consequence of any defective work or default or other matter for which the Contractor is responsible under the Contract but is desired for any reason by the Architect or the Employer.

			(d	)

To carry out work or supply goods or materials by Designated or Nominated Sub-Contractors or Suppliers which are the subject of a P.C. Sum or Item in the Specification, Bills of Quantities or other Contract Documents.

			(e	)

To carry out work or supply goods or materials, either by the Contractor himself or by Nominated Sub-Contractors or Suppliers, which are the subject of a Provisional or Contingency Sum or Item in the Specification, Bill of Quantities or other Contract Documents.

			(f	)	To alter or vary any other previous instruction.

Classification by Architect not Binding	1.	(5)

The choice by the Architect of the expression “direction” or “instruction” when giving an order to the Contractor shall not bind either the Contractor or the Employer before an arbitrator or the Courts, save only that if after 28 days from receipt of an order expressed as a direction or of its written confirmation by or to the Architect, as the case may be, the Contractor has not disputed its classification as such in writing, or claimed extra payment or compensation for it in writing, or given notice of arbitration in regard to it, then the Contractor shall be conclusively deemed to have undertaken to comply with the direction without an increase in the Contract Sum or any additional payment or compensation. Provided that if the Contractor shall within 14 days of receipt of the direction or its written confirmation request the Architect to inform him in writing under which provision of the Contract the direction is given the Contractor’s time for reserving a claim under this sub-clause shall be extended until 14 days after the Architect has complied with the Contractor’s request.

No Duty on Architect	1.	(6)

The Architect shall at no time he under any obligation or duty to the Contractor either on behalf of the Employer or his own account to give a direction as to any matter in sub-clause (3) nor an instruction under paragraphs (a), (b), (c) or (f) of sub-clause (4) hereof, nor shall any failure to do so on his part in any way prejudice the rights of the Employer against the Contractor or render the Employer liable to the Contractor.

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1.(7)

If within 7 days after receipt of a written notice from the Architect requiring the Contractor to comply with a written direction or instruction the Contractor fails to do so, the Employer may employ other contractors to do so under the supervision of the Architect and may upon the certificate of the Architect deduct the extra cost (if any) of doing so from any monies otherwise due under the Contract or recover the same from the Contractor. Such certificate shall be called a “Certificate of Cost of Other Contractor’s Work”, and any such deduction shall be recorded by the Architect in subsequent payment certificates under clause 31 of the Conditions.

Remedy on Non- Compliance by Contractor

1.(8)

If the Architect shall give any direction or instruction, either in writing, or effectively confirmed in writing by or to the Architect under the provisions of this clause, which is subsequently shown to have been given in circumstances where there was either no power to do so under the terms of the Contract, or no justification in fact for the exercise of a power, and if the Contractor has duly complied therewith in accordance with sub-clause (1) of this Condition (and in an appropriate case has protected his position in relation to a direction pursuant to sub-clause (5) of this Condition) then the Contractor shall be entitled to additional payment or compensation (and in an appropriate case to an extension of time) for any damage, liability, expenditure or cost which the Contractor would not have incurred but for the said direction or instruction. Provided that no additional payment or compensation or extension of time shall be made or given under this sub-clause where the direction or instruction is the reasonable consequence, in accordance with the rules of remoteness or mitigation of damage, of any negligence or of defective work, goods or materials or of any other breach of contract by the Contractor.

Compensation to Contractor

2.	METHODS OF WORKING AND TEMPORARY WORKS

2.(1)

Unless expressly stipulated or described in the Specification or other Contract Documents, control over the Contractor’s site operations and the choice of methods of working and temporary works shall be the sole right and responsibility of the Contractor.

Contractor’s Principal Responsibility

2.(2)

Provided that in those cases where the choice of and control over the methods of working or temporary works is the Contractor’s, the Architect may, without any obligation to do so and at his entire discretion, give a direction in the circumstances envisaged under clause 1(3) hereof, or an instruction in the circumstances under clause 1(4)(b), requiring the Contractor to change his methods of working or temporary works.

Architect’s Power to Order Change

2.(3)

If any accident, loss, liability, claim or damage subsequently occurs as a result solely of the use of the methods of working or temporary works ordered by a direction or instruction of the Architect under sub-clauses 1(3) and (4) of these Conditions and sub-clause (2) hereof (other than orders, whether expressed as directions or instructions, given at the request of the Contractor or as a reasonable consequence of any negligence or default or breach of contract by the Contractor or the result of an insured risk under clauses 19(2)(a) and 20 of these Conditions) the Employer will indemnify and if appropriate pay compensation to the Contractor in respect of the same, provided that the accident, loss, liability, claim or damage would not have occurred if the Contractor’s preferred or previous methods of working or temporary works had been used, and provided further that the Contractor has complied with the Architect’s direction or instruction with due skill and care.

Indemnity to Contractor

3.	DESIGN AND COMPLETION RESPONSIBILITIES

3.(1)

Except in so far as the Contract either expressly or by implication leaves any question of design, or of choice of materials or workmanship, or of performance of the Works after completion, to the Contractor, or to any Designated or Nominated sob-Contractor or Supplier, the design and/or specification of the Works will be provided on behalf of the Employer by the Architect or by consultants or other persons acting on behalf of the Architect or of the Employer, and the Contractor’s responsibility in relation to the part of the Works so designed and specified shall be limited to bringing the Works to full and satisfactory completion, and to this extent the Contractor shall be deemed to have satisfied himself as to his ability and to have undertaken so to do (subject to any

Responsibilities

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obligation to vary the Works under clause 7 of these Conditions). The Contractor shall be under no responsibility for the design or suitability for their purpose or performance of the Works after completion to the extent that any part of the Works has been so designed and specified on behalf of the Employer, provided that he has complied in all respects with the requirements of the Contract, but shall be so responsible in respect of any part of the Works designed, specified or chosen by himself or by any Designated or Nominated Sub-Contractor or Supplier or any other Sub-Contractor or Supplier.

Architect to Supply Information	3.	(2)

In so far as he may not have already done so at the time of the Contract, the Architect shall supply such further or working drawings, specifications, details, levels, instructions or other information from time to time during the construction period as may be necessary to amplify and explain in detail the work to be carried out by the Contractor. Such information shall be given, in the case of original contract work, within a reasonable time to enable the Contractor to discharge all his obligations under the Contract, regard being had in particular to

			(a)	The Contractor’s programme furnished under clause 4 of these Conditions and any qualifications or reservations thereto made by the Architect.

			(b)	The actual rate of progress of the Contractor.

			(c)	The Contract Date for Completion as currently extended by the Architect.

			(d)	Reasonable pre-planning requirements of the Contractor having regard to the nature of the work.

			(e)	Advance notice or request for required information from the Contractor where this may be desirable or necessary.

				In the case of variations, information in relation to varied work shall be given within a reasonable time of the issue of the relevant variation order to the Contractor.

Care of the Works	3.	(3)

Subject to clauses 25 and 26 of these Conditions in regard to Phased or Stage Completion and Partial Occupation, the Works shall remain until completion at the risk of the Contractor, who (subject to the receipt of any insurance monies under clause 20 of these Conditions) shall make good at his own expense and without payment any accidental or other loss or damage thereto howsoever caused (including theft or other act of third persons), save only damage (other than damage to the Works due to a risk insured under clause 20 of these Conditions) whose proximate cause is any act or neglect of the Employer or of other contractors engaged by the Employer under clause 17 of these Conditions, or due to an instruction or direction of the Architect under sub-clause 2(3) of these Conditions, for the making good of any of which the Contractor shall be entitled to additional payment or compensation on the like terms as in that sub-clause and, if appropriate, to an extension of time.

Completion Definition	3.	(4)

Subject to clauses 25 and 26 of these Conditions, for the purpose of this clause “completion” shall mean the completion certified by the Architect in his Completion Certificate under clause 24(5) of these Conditions or, in relation to any outstanding work notified by the Architect under the terms of that clause at the time of the Completion Certificate, the subsequent completion and acceptance of that work.

	4.			PROGRAMME

Submission of Programme	4.	(1)

Following acceptance of his tender, and without prejudice to any requirement to do so earlier in his tender or the other Contract Documents, the Contractor shall, not later than 14 days before the stipulated date for the commencement of work, submit for approval by the Architect a programme related to the contract period showing the order or sequence in which he proposes to carry out the various parts of the Works and any proposed temporary works or methods of working which may be relevant to progress. The Contractor will not be permitted to commence work until 14 days after submission of a sufficiently detailed programme, notwithstanding the passing of the

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stipulated Contract Commencement Date, and no extension of time shall be given in respect of any delay so caused.

4.(2)

Approval of the programme by the Architect shall signify his agreement with the proposed order or sequence of working in the programme, and may be taken into account in any dispute for determining a reasonable order or sequence for supplying any outstanding information or details to the Contractor, or for affording possession of the Site by the Employer, but shall not otherwise change the contractual obligations of either party in relation to the Contract Completion Date, or as to a reasonable time for giving or receiving further information, or for affording possession of the Site. In particular an optimistic programme showing completion before the Contract Completion Date shall not without express agreement to that effect with the Employer alter or advance the aforesaid obligations of the Architect and Employer, nor shall it advance the Contract Completion Date.

Approval

4.(4)

Disapproval of the programme by the Architect (provided the programme is sufficiently detailed) shall not prevent the Contractor from starting work, but may be taken into account (together with any reasons given by the Architect therefore) in determining any dispute as to a reasonable sequence or order for affording possession of the Site or for supplying further drawings or details or information.

Disapproval

5.	MAKE-UP OF CONTRACTOR’S PRICES

5.(1)

To facilitate the valuation of variations or measurement of the Works the Contractor, without prejudice to any express requirement in the Contract Documents to do so earlier, shall submit to the Quantity Surveyor not less than 14 days before the stipulated date for the commencement of work a breakdown of his prices in the Schedule of Rates. Such breakdown need not state the amount of the Contractor’s profit, but in the case of each rate or price (or representative groups of rates or prices) shall indicate the proportionate amounts (inclusive of profit) expressed as percentages of the total rate or price, attributable to labour, goods or materials, plant, and overheads expenditure (if any) respectively, and shall identify the type of plant, labour, materials or goods or other expenditure allowed for in sufficient overall detail for pricing purposes, drawing attention to any unusual or important items.

Rates and Prices

5.(2)

In the case of any preliminary items of expenditure in the Schedule of Rates the Contractor shall when tendering indicate by an appropriate key letter those items requiring adjustment based on the quantities of work carried out (Letter Q); those items requiring adjustment based on the time required to carry out the work (Letter T); and those items of expenditure which are of a once-for-all or fixed character and independent of quantities or time (Letter F). In the case of Preliminary or General or Contingency or Lump Sum items, the Contractor shall in addition when tendering indicate precisely all categories of expenditure contemplated by those items which are not included in his other rates and prices. Preliminary items for which the Contractor has given no key letter indication shall be deemed to be fixed.

Preliminary Items, Etc.

5.(3)

The Contractor shall not be permitted to commence work until 14 days after the submission of a sufficient breakdown of prices in accordance with sub-clause (1) of this clause, notwithstanding the passing of the stipulated Contract Commencement Date, and no extension of time shall be given in respect of any delay so caused.

Enforcement

6.	ADMINISTRATION

6.(1)

The Contractor shall upon signing this Contract notify the Architect in writing of an address at which Notices and Architect’s certificates, directions or instructions under this Contract may be served upon him. In the event of the Contractor failing to notify the Architect of such an address, all notices under the Contract and Architect’s certificates, directions or instructions shall be deemed served upon the Contractor on the date of recorded delivery if sent by registered post to the address stated in the Articles of Contract, or, if left at his office on the Site, on that date, if a receipt is obtained from the Contractor’s Site Agent or Foreman-in-charge. Notices shall also be deemed served on the date of recorded delivery if sent by registered post or, if not, of actual delivery by hand or otherwise, to the address notified by the Contractor.

Address for Notices, Etc.

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Foreman in Charge	6.(2)

The Contractor shall constantly keep upon the Works a competent Site Agent or Foreman-in-charge and without prejudice to sub-clause (1) hereof, any directions or instructions given to him by the Architect shall also be deemed to have been issued to the Contractor.

Dismissal of Persons Employed	6.(3)

The Architect may give directions requiring the dismissal from the Works of any person employed thereon whose continued employment by the Contractor may reasonably be regarded as prejudicial to the satisfactory and expeditious completion of the Works.

Copies of Documents	6.(4)		Immediately upon the execution of this Contract the Architect without charge to the Contractor shall furnish him (unless he shall have been previously furnished) with

		(a)	One copy certified on behalf of the Employer of the Articles of Contract, of these Conditions, and of the Contract Documents described in Article 6(f).

		(b)	Two copies of the Specification.

		(c)	Two sets of the Contract Drawings, and

		(d)	Two copies of the unpriced Schedule of Rates and (if requested by the Contractor) one copy of the priced Schedule of Rates.

Copies of Drawings, Etc.	6.(5)		The Architect shall within a reasonable time supply to the Contractor two copies of the working drawings, specifications and information referred to in clause 3(2).

Documents on Site	6.(6)

The Contractor shall keep one copy of the Contract Drawings, one copy of the unpriced Schedule of Rates, one copy of the Specification, and one copy of the working drawings, specifications and information referred to in sub-clause (5) of this Condition upon the Works so as to be available to the Architect or his representative at all reasonable times.

Return of Documents	6.(7)

Upon final payment under clause 31 of these Conditions, and if no further matters are outstanding between the Contractor and the Employer, the Contractor shall, if so requested by the Architect, forthwith return to the Architect all drawings, details, specifications and other documents of a like nature which bear his name, and the Architect shall return to the Contractor all copies of his make-up of prices under clause 5 of these conditions.

Restrictions on Use	6.(8)

None of the documents hereinbefore mentioned shall be used by the Contractor for any purpose other than this Contract and neither the Employer, the Architect nor the Quantity Surveyor shall divulge or use except for the purposes of this Contract any of the prices in the Schedule of Rates or in the Contractor’s make-up of prices.

Issue of Certificates	6.(9)

All certificates issued by the Architect under this Contract shall, unless otherwise expressly stated in the Contract, be issued to the Contractor, with a copy to the Employer dispatched by hand or ordinary post at the same time and date.

	6.(10)		Nothing in this clause shall prejudice the validity of any notice or certificate if proof is furnished of its actual receipt by the party to be served or by his authorised agent.

	7.		STATUTORY OBLIGATIONS

By-Laws and Regulations	7.(1)

The Contractor shall comply with and give all notices required by any instrument, rule or order made under any written law applicable or any regulation or bye-law of any Government authority or any statutory undertaker which has any jurisdiction with regard to the Works or with whose systems the same are or will be connected. The Contractor before making any variation from the Works described in the Contract Documents necessitated by such compliance shall give to the Architect a written notice specifying and giving the reasons for such variation and the Architect may issue a direction or instruction in regard thereto. If within seven days of having given the said written notice the Contractor does not receive any diction or instruction in

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regard to the matters therein specified he shall proceed with the work conforming to the written law, instrument, rule, order, regulation or bye-law in question, and any variation thereby necessitated in any part of the Works designed, specified or chosen by or on behalf of the Architect or Employer and not by the Contractor or any sub-contractor shall be deemed to be a variation ordered by a written instruction of the Architect, and if appropriate an extension of time shall be given to the Contractor. Should the Architect himself give a direction or instruction the Employer will, subject to clause 1(5) of the Conditions indemnify the Contractor against any damage, claim, loss or expenditure which would not have been incurred but for the variation, and the Architect shall if necessary grant an extension of time to the Contractor therefore, provided always that the variation relates to any part of the Works designed, specified or chosen by or on behalf of the Architect or Employer and not by the Contractor or any sub-contractor, and that the variation is not required as a consequence of any negligence, breach of contract or other default of the Contractor or of any subcontractor, direct or indirect.

7.(2)

The Contractor may in addition be compensated by the Employer for any fees, charges or other expenditure incurred by him as a result of any statutory obligations which may be identified for the purpose in that Appendix and Specification or other Contract Documents.

Fees and Charges

8.	SETTING OUT

The Architect shall determine any levels which may be required for the execution of the Works, and shall furnish to the Contractor by way of accurately dimensioned drawings such information as shall enable the Contractor to set out the Works at ground level. Any errors arising from inaccurate setting out by the Contractor shall either be amended at his own cost or, at the discretion of the Architect, may be accepted without amendment, subject to such reduction in the Contract Sum as may be reasonable having regard to any loss of value suffered by the Employer or any reduced cost to the Contractor resulting from the error, whichever shall be greater.

9.	ACCESS FOR ARCHITECT

The Architect and his representatives shall at all reasonable times have access to the Works and to the workshops or other places of the Contractor or of any sub-contractor or supplier where work is being prepared for the Contract. Where such work is to be so prepared in workshops or other places of a sub-contractor or supplier, the Contractor shall by a term in the sub-contract secure a similar right of access to those workshops or places for the Architect and his representatives, and shall take all reasonable steps required of him by the Architect to enforce or assist in enforcing such right.

10.	POSSESSION OF SITE AND COMMENCEMENT OF WORK

10.(1)

Subject to compliance with his obligations under clauses 4 and 5 of these Conditions in regard to the provision of a sufficiently detailed programme and breakdown of his prices, and subject to any extension of time properly due under the terms of the Contract, the Contractor shall commence work on the Commencement Date stated in the Appendix to these Conditions, and the Contract Period and Date for Completion therein stated shall respectively commence upon and be calculated from the said date. If no such Commencement Date is stated in the Appendix, or if the date in the Appendix becomes invalidated for any reason which is not the responsibility of the Contractor, then the Commencement Date shall be deemed to be such other date as may be expressly or implicitly agreed by the parties or be a reasonable date for the commencement of work, and the Date for Completion shall be appropriately modified or re-calculated. In such event the Architect may and shall if required by the Contractor issue a Certificate stating the revised Commencement and Completion Dates. Such Certificate is referred to in this Contract as a “Certificate of Revised Commencement Date”.

Time of Commencement

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Possession of Site	10.(2)

In the absence of express provision to the contrary, the Contractor shall be entitled on the Commencement Date to free and uninterrupted possession of the whole of the area of the Site as defined in the Appendix to the Conditions, whether by reference to the Specification or Drawings or otherwise. The Contractor may also be entitled to such Special Access to the Site as is stated in the Appendix to the Conditions, which the Employer will be responsible for providing. Save as aforesaid the obtaining of access to the Site will be the responsibility of the Contractor. Any arrangements for possession to be given by stages or any other restrictions upon possession of the whole of the Site shall be stated in the Appendix to these Conditions or in the Specification.

	11.	QUALITY OF MATERIALS AND WORKMANSHIP

Quality of Work and Materials	11.(1)

Without prejudice to the Contractor’s responsibilities under clause 3 of these Conditions, an materials, goods and workmanship comprised in the Works shall, save where otherwise expressly stated or required, be the best of their described kinds and shall in all cases be in exact conformity with any contractual description or specification and of good quality. Wherever it is practicable to do so the Contractor shall, at the request of the Architect, furnish him with any necessary supporting vouchers, evidence or information confirming that all materials and goods whether fixed or unfixed comply with the requirements of this sub-clause. Any unreasonable failure or refusal by the Contractor to furnish such vouchers, evidence or information shall entitle the Architect to give a direction for the removal of the materials or goods at the expense of the Contractor, and until replacement to deduct their value, if already paid, from the Contract Sum.

Investigation of Defects	11.(2)

Without prejudice to his powers under the next following sub-clause, the Architect may issue a direction or instruction for the opening up or inspection of any work covered up, or for carrying out tests or investigations of any goods, materials or executed work, arid for the postponement of further work until the results of the tests or investigations are known. If such opening up or inspection or tests or investigations are the reasonable and prudent consequence of defective work by the Contractor or of any breach of contract or negligence or omission on his part or of any sub-contractor or supplier then in such event the Architect may give a direction and the Contractor shall comply with the same at his own expense, nor shall he be entitled to an extension of time, notwithstanding that no further defective work or breaches of contract are subsequently disclosed thereby, but in other cases the Contractor shall be entitled to an instruction and to compensation for any additional Expenditure or delay resulting from compliance with such instructions, and to an appropriate extension of time, unless and to the extent that defective work or other breaches of contract are disclosed thereby, in which event he shall not be entitled to such compensation or extension of time. For the avoidance of doubt, where it seems reasonable to do so in the light of the facts disclosed by any such opening up or inspection or tests or investigations or postponement the Architect may re-classify an earlier direction as an instruction or vice-versa.

Removal of Defective Work or Reduction of Price	11.(3)

Without prejudice to his power to vary the work under clause 1(3) of these Conditions, the Architect may give directions for the removal or demolition of any work, goods or materials, whether fixed or unfixed, which are not in accordance with the Contract, and for their reconstruction or replacement in exact accordance with the Contract. Provided that the Architect may, but shall not be bound to, accept any work containing defects unremedied and without removal or replacement, in which event the Contract Sum shall be reduced by any loss of value or otherwise suffered by the Employer, or by any saving in cost obtained by the Contractor in carrying out the defective work, whichever is greater.

Variations Due to Defective Work	11.(4)

Alternatively, where the requirements of clause 1(3)(d) are satisfied, and without prejudice to his powers under sub-clause (3) hereof, the Architect may, but shall not be obliged to, give directions for a variation of the Works in lieu of their removal or demolition and reconstruction under sub-clause (3) hereof.

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11.(5)

No failure by the Architect to exercise any of the foregoing powers in this clause shall prejudice any subsequent claim by the Employer against the Contractor at any time in respect of work which is not in accordance with the Contract, nor shall the Architect be under any duty to the Contractor to exercise any of the foregoing powers for the benefit of or to assist the Contractor.

No Duty of Architect or Employer

12.		VARIATIONS AND VALUATION OF ADDITIONAL PAYMENTS

12.(1)

In conformity with clauses 1(3) or 1(4) of these Conditions the Architect shall have power at any time to give directions or instructions, as the case may be, requiring a variation to be made in the original Contract work. The Architect shall also have power at any time subsequently to sanction by way of direction a variation previously carried out by the Contractor without any authority, direction or instruction from the Architect. Such subsequent sanction shall not entitle the Contractor to additional payment or compensation or an extension of time, unless such variation was due to negligence or omission or default on the part of the Architect or the Employer or was reasonably carried out in an emergency when it was not practicable to obtain the prior instructions of the Architect, but shall relieve the Contractor from liability to the Employer for departing from the contract requirements without authority, and may involve a reduction in the Contract Sum if any reduced value to the Employer or reduced cost to the Contractor, whichever is greater, is involved in the sanctioned variation.

Power to Order and Subsequent Sanction

12.(2)

The term “variation” in these Conditions shall mean any change in the original contract descriptions to be deduced from the Contract Documents as a whole describing or defining the Works to be carried out, and in particular shall include: -

Definition of Variation

	(a)	The addition of further work, materials or goods.

	(b)	The omission of work, materials or goods.

	(c)	The demolition of or removal of work, materials or goods no longer desired by the Employer or the Architect.

	(d)	The substitution of different work, materials or goods.

	(e)	Changes in the type, standard or quality of work, materials or goods.

	(f)	Changes in the plans, elevations, layout, or dimensions of the Works.

	(g)	Changes ordered in the Contractor’s temporary works or methods of working under clauses 1(3),1(4) and 2(2) of these Conditions.

	(h)	Changes or additions or omissions ordered in the work, goods or materials of any Designated or Nominated Sub-Contractor or Supplier.

	(i)	The postponement of any part of the Works, desired by the Employer.

For the avoidance of doubt the term “variation” shall include any changes as aforesaid which may be designed to alter the ultimate use to which the Works will be put.

12.(3)

All variations required by the Architect or subsequently sanctioned by him shall be valued by measurement or calculation by the Quantity Surveyor who, where physical measurement is necessary and subsequent measurement will not be practical due to covering-up or for any other reason, shall give the Contractor an opportunity of being present at the time of such physical measurement and of taking such notes or measurements as the Contractor may require, and who shall following such Measurements make appropriate recommendations to the Architect with a view to subsequent certification by the Architect. Should the Contractor or his representative fail to be present at such time after receipt of reasonable written notice from the Quantity Surveyor, the quantities measured by the Quantity Surveyor, provided they have been communicated in writing to the Contractor by ordinary post within 14 days, shall be final and binding as between the Employer and the Contractor. In cases where the Contractor or his representative has been

Measurement of Variations

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present, any such quantities communicated in writing at any time by the Quantity Surveyor to the Contractor shall be similarly binding unless the Contractor within 1 month of receipt of the same shall send details with sufficient explanations of any differences in the quantities claimed by him to the Quantity Surveyor or to the Architect.

Valuation of Variations	12.(4)

Variations shall be valued as closely as possible on the basis of the Contractor’s prices without regard to any alleged element of high or low profitability in those prices and in accordance with the following rules: -

(a)

Work ordered in quantities or at times and locations which can be readily absorbed into the Contractor’s programme on the same basis of commercial profitability as the original contract work shall be valued at the same prices as those in the Schedule of Rates, but the prices for any preliminary items of expenditure may also be adjusted where necessary in the light of quantities or time using as guidance where it is reasonable to do so the Contractor’s Make-up of Prices under clause 5 of these Conditions.

(b)

Work ordered as aforesaid but for which there is no exactly equivalent item in the Schedule of Rates, shall wherever possible be valued at comparable prices extrapolated from prices for similar though not identical work in Bills, if such exists. and using whatever it is reasonable to do so for such purpose the Contractor’s Make-up of Prices under clause 5 of these Conditions. Preliminary items may also be adjusted in the same manner as in paragraph (a).

(c)

Work for which the same or comparable prices as aforesaid are available in or can be extrapolated from the Schedule of Rates, but which by reason of material increases or decreases in quantity, or its sequence of ordering or location, or postponement, or any resultant dislocation or other special physical or technical circumstance, will differ in cost or commercial profitability or working methods from the original work priced by the Contractor, shall whatever possible be valued at the same or comparable prices in accordance with paragraphs (a) and (b) hereof, but with allowances made by way of addition to or deduction from those prices to take account of any such factors and any consequential increase or decrease in cost or commercial profitability to the Contractor. For the avoidance of doubt, such valuation shall not take account of any increase or decrease in the level of building costs unless the variation is carried out at a time different from that reasonably contemplated by the Contractor when pricing his tender or submitting his programme under clause 5 of the Conditions, and the increase or decrease is not otherwise recoverable under any fluctuation clause.

(d)

Where the calculation of allowances under paragraph (c) hereof is not practicable the Quantity Surveyor shall make a fair valuation based upon the Contractor’s overall level of contract prices and profitability and without adjustment for any alleged element of high or low profitability in those prices or (save as aforesaid in paragraph (c) hereto) of subsequent changes in building costs.

(e)

If, and only if, work cannot be valued on any of the foregoing bases in paragraphs (a) to (d) hereof, the Contractor shall be allowed daywork rates or the prices prevailing when such work is carried out (unless otherwise provided in the Contract Documents):

(i) At the rates, if any, inserted for this purpose by the Contractor in the Schedule of Rates or in any other Contract Document; or

(ii)    When no such rates have been inserted, at the, actual prime cost to the Contractor of his material, transport and labour for the work concerned, plus 15%, which percentage shall include for the use of all ordinary plant, tools and existing scaffolding, and for preliminaries, supervision, overheads and profit.

Provided that as a condition precedent to payment in either case under this paragraph vouchers specifying the time daily spent upon the work (and, if required by the Architect, the workmen’s names) and any plant, equipment or materials employed shall be delivered for verification to the Architect or his authorised representative not later than the end of the week following that in which the work has been executed.

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(f)

For the avoidance of doubt, in the case of omitted work (including work under P.C. or Provisional Sum items, but not contingency items) an allowance for the increased cost or reduced profitability (if any) of the remaining work may similarly be made as in paragraph (c) hereof against the prices for the remaining work, but not for loss of profit on the omitted work itself.

(g)

In the case of an obvious accidental error in the rates or prices quoted by the Contractor resulting in a grossly excessive or inadequate rate or price, the Quantity Surveyor may apply a reasonable rate or price in line with the Contractor’s general level of rates or prices, but only to any difference between the original contract quantities and the actual quantities.

12.(5)

The value of all variations ascertained in accordance with the foregoing rules shall be added to or deducted from the Contract Sum and shall be payable to the Contractor on interim certificates in accordance with clause 31 of these Conditions provided: -

Payment of Variations

(a)

That the variation has been ordered in writing by the Architect or confirmed in writing by or to the Architect in accordance with the requirements of clause 1(1) of the Conditions, and that in the case of a written direction the Contractor has protected his position pursuant to clause 1(5) of the Conditions.

(b)

That in the case of variations ordered in the circumstances envisaged in clause 1(3) of these Conditions or subsequently sanctioned by the Architect under sub-clause (1) of this Condition, the Contractor shall not be entitled to any additional payment beyond the original Contract Sum or prices for the unvaried work.

(c)

That in the case variations ordered in the Contractor’s temporary works or methods of working the Contractor shall not be entitled to any additional payment unless the requirements for additional payment in clauses 1(4)(b) and 2(2) of these Conditions have been satisfied.

(d)

That no additional payment beyond the original Contract Sum shall be made for any variation which is the reasonable consequence of defective work or other breach of contract by the Contractor or which is made without the prior authority of the Architect.

(e)

That in valuing any variation under paragraphs (b), (c) or (d) hereof, in those cases where the Contractor is not entitled to additional payment beyond the original Contract Sum allowance shall also be made for any loss of value to the Employer of the completed varied work or any reduction or saving in cost obtained by the Contractor in carrying out the varied work resulting from the variations, whichever shall be greater.

12.(6)

For the avoidance of doubt, where additional payment or compensation is due to the Contractor for compliance with an Architect’s Instruction in accordance with clauses 1 (4)(b), 1(4)(c), 1(8), 2(2), 12(4)(c) or any other clause of these Conditions, such payment or compensation shall, subject to clause 12(4)(c) in the case of dayworks payments, be equivalent to the increase (if any) in the cost, or the decrease (if any) in the profitability, of the contract work resulting from compliance with the instruction. Loss of profit on omitted work or on other business or contracts by reason of prolongation of the contract period shall be recoverable only in accordance with the general law where the Employer is in breach of contract, or in cases where under the terms of this Contract the Employer gives an indemnity to the Contractor, and shall not be subject to certification by the Architect.

Loss of Profit in Valuation

13.		SCHEDULE OF RATES

13.(a)

In conformity with Articles 5 of the Articles of Contract the original Contract Sum, and in respect of varied work the prices in the Schedule of Rates, shall (subject to any express provisions for adjustments of the Contract Sum) be treated as inclusive of all work, materials and expenditure, whether permanent or temporary, which will be either indispensably necessary in any event to complete the works as described in or to be inferred from Drawings, Specifications, Schedule of Rates or other Contract

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Documents taken as a whole, or which may contingently become necessary to overcome difficulties and bring the said works so described a Bill or inferred to satisfactory completion.

(b)

Any document entitled a Bill of Quantities is to be used only for the guidance of contractors when tendering, and shall be of no contractual effect, except insofar as such document may, pursuant to Article 2(b) hereof, constitute the Schedule of Rates for valuing variations under clause 12(4) of the Conditions, or for any other purposes of this contract. No warranty is given as to the accuracy of any quantities or descriptions in any such document, nor may any claim be made either in contract or in tort based upon any difference between those quantities or descriptions and the final as-built work, except insofar as they may be due to variations ordered an behalf of the Employer, or constitute a discrepancy or divergence pursuant to clause 14 of the Conditions.

	14.		DISCREPANCY OR DIVERGENCE

Should any discrepancy or divergence be discovered in or between any of the Contract Documents as to the precise extent or nature of the work to be carried out by the Contractor he shall immediately give notice in writing of the same to the Architect so that a direction or instruction may be given as to the work in fact required by the Architect. In cases where the contract intention is capable of being resolved by interpretation of the documents as a whole, the Architect shall (and, in cases where no notice has been received, may) give a direction if his requirement accords with that intention, and an instruction if it differs from that intention, as the case may he, in which latter event the instruction shall be given under clause 12 of the Conditions and the Contract Sum shall be increased or decreased pursuant to the valuation provisions of that clause. If the discrepancy results in a total ambiguity which cannot be resolved, the Contract shall not be avoided but the Architect shall give an instruction and the Contract Sum shall either be appropriately increased, if the Contractor has as a fact been reasonably misled to his detriment when pricing the Contract, or reduced, if he has as a fact been misled to his advantage, and if necessary an appropriate extension of time shall also be granted to the Contractor.

	15.		ASSIGNMENT AND SUB-CONTRACTING

Assignment by Contractor	15.(1)

The Contractor’s performance by himself and his servants of a main contractor’s principal functions of controlling the Site with his own site staff, coordinating the work of any sub-contractors, and ordering of materials for the Works, is of the essence of the Contract, and the Contractor shall neither assign nor make arrangements for the vicarious performance of such functions by any other person, now shall any receiver, judicial manager or liquidator of the Contractor be entitled to carry out such functions without the consent of the Employer. In addition the Contractor shall not assign the right to receive monies due under the Contract, or any part thereof, to any person without the prior consent of the Employer, and no such assignment without consent, whether voluntary, involuntary, or statutory, shall bind the Employer.

Sub-Contractors	15.(2)

Except where expressly provided by the Contract the Contractor shall not engage or permit the engagement of any sub-contractor for any part of the Works without the prior written consent of the Architect, which consent shall not be withheld if the proposed sub-contractor is of a class and standing usual and appropriate to the type and extent of the work to be sub-contracted. Any sub-contractor, direct or indirect, properly objected to by the Architect under this clause shall not be permitted to enter the Site, or shall be expelled therefrom forthwith on the direction of the Architect as the case may be.

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15.(3)

Save as expressly provided in this Contract and the Contractor shall make good any damage or loss suffered by the Employer by reason of any breach of contract, repudiation, default or failure, whether total or partial, on the part of any sub-contractor or supplier, whether Designated or Nominated on behalf of the Employer under the provisions of clause 28 of the Conditions or privately engaged by the Contractor, and shall indemnify the Employer against any damage, liability, claim or loss arising therefrom.

Responsibilities for Sub-Contractors

16.		PLANT AND MATERIALS

16.(1)

All plant and temporary buildings brought onto the Site by the Contractor shall, until completion of the Works under clause 24(4) of these Conditions, be deemed to be the property of the Employer and shall not be removed therefrom without the prior consent in writing of the Architect, which consent, if no further work appropriate to that plant or those temporary buildings remains to be done, shall not be unreasonably withheld. Upon completion as aforesaid, or removal with consent, the property therein shall be deemed to revest in the Contractor.

Plant

16.(2)

Unless directed or instructed by the Architect to be removed under clauses 11(3), 12(2) (c) or 32(4) and (8) of these Conditions, all unfixed materials and goods delivered to the Site shall not be removed until completion without the prior consent in writing of the Architect, which consent, if the materials or goods are surplus to the requirements of the Contract, shall not be unreasonably withheld. The property in such materials or goods shall vest in the Employer upon delivery to the Site and, save as aforesaid, only revest in the Contractor to the extent that surplus materials or goods may be found to exist upon or prior to completion of the Works under clause 24(4) of these Conditions.

Materials and Goods

16.(3)

Subject to clauses 32(8) and (10) of these Conditions and sub-clause (4) of this Condition, the Contractor shall, upon the issue of the Architect’s Completion Certificate under clause 24(4) of these Conditions, remove all plant, tools, equipment, temporary buildings and surplus material from the Site, save only such as may be necessary to complete any outstanding work or otherwise discharge his obligations under clauses 24(5) and 27 of these Conditions, and in such manner as not to disturb or inconvenience the Employer on re-entry and beneficial occupation of the Works or any part thereof.

Removal

16.(4)

In the case of hired or hire-purchase or leased plant or equipment, or plant or equipment owned by any third person or associated or subsidiary company of the Contractor but not by the Contractor himself, no such plant shall be brought on to the Site without the consent of the Architect, who shall have power to withhold consent and if necessary give directions for its removal unless the owner of the plant or equipment gives an undertaking in writing to the Employer that, in consideration of the plant or equipment being permitted to be used on the Site,

Hired or Hire Purchase Plant

(a)

The owner will consent to the assignment by the Contractor to the Employer of the benefit of any hiring or hire-purchase or leasing or other agreement made with the Contractor in respect of the said plant or equipment either

(i) upon termination by the Employer of the Contractor’s employment before completion or on abandonment of the Works by the Contractor; or

(ii) upon any default in payment made by the Contractor under the terms of the hiring or hire-purchase or leasing or other agreement, and

	(b)	without prejudice to any such assignment, the plant or equipment may be retained and used by the Employer until the Works have been completed.

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Assignment of Hiring, etc. Agreements	16.	(5)

The Contractor, in the circumstances described in sub-clause (4)(a) of this Condition, or his trustee or liquidator or other representative, shall formally assign the benefit of the said agreements if required to do so by or on behalf of the Employer.

	17.				ARTISTS, TRADESMEN AND OTHER CONTRACTORS

The Contractor shall permit the Site to be used for the execution of work not forming part of the Contract by artists, tradesmen or other contractors engaged by the Employer. Such artists, tradesmen or other contractors shall be persons for whom the Employer is responsible under the terms of the next following clause of these Conditions.

	18.				INDEMNITIES TO EMPLOYER

Personal Injuries	18.	(1)

The Contractor shall be liable for and shall indemnify the Employer against any damage, expense, liability, loss, claim or proceedings whatsoever in respect of personal injury to or the death of any person whomsoever arising out of or in the course of or by reason of the carrying out of the Works, unless the proximate cause of the same is any act or wilful neglect of the Employer or of any person for whom the Employer is responsible (and subject always to sub-clause (3) of this Condition).

Damage to Property	18.	(2)

Without prejudice to his liabilities in regard to completing the Works under clause 3(3) hereof the Contractor shall be liable for and shall indemnify the Employer against any damage, expense, liability, loss, claim or proceedings due to injury or damage of any kind to any property real or personal, (including any property of the Employer other than the Works) insofar as such injury or damage arises out of or in the course of or by reason of the carrying out of the Works and provided always that the same is due to any negligence, omission, breach of contract or default of the Contractor or of any person for whom the Contractor is responsible including the Contractor’s servants or agents or any sub-contractors, whether direct or indirect, and their servants or agents.

Employer’s Negligence	18.	(3)

The indemnities given by the Contractor under sub-clauses (1) and (2) hereof shall not be defeated or reduced by reason of any negligence or omission of the Employer or Architect or Clerk of Works in supervising or controlling the Contractor’s site operations or methods of working or temporary works, or in detecting or preventing or remedying defective work, or in ensuring proper performance of any other obligation of the Contractor, but subject always to the Employer’s liability to indemnify the Contractor under sub-clause 2(3) of these Conditions where any loss, claim, or damage arises solely as a result of the Architect’s directions or instructions within the terms of that sub-clause.

	19.				INSURANCE AGAINST INJURY TO PERSONS AND PROPERTY AND WORKMEN’S COMPENSATION

Personal Injuries	19.	(1)			Without prejudice to his liability to indemnify the Employer under clause 18 of these Conditions, the Contractor shall maintain or shall cause any sub-contractor, direct or indirect, to maintain

			(a	)

Such insurances (subject to any limitations permitted by the Specification or other Contract Documents) as are necessary to cover the liability of the Contractor or, as the case may be, of any such sub-contractors, in respect of personal injuries or death arising out of or in the course of or by reason of the carrying out of the Works including any liability of the Contractor under the Workmen’s Compensation Act 1975 or any subsequent modification or re-enactment thereof; and

Damage to Property			(b	)

Such insurances as may be specifically required by the Specification or other Contract Documents in respect of injury or damage to property real or personal (other than the Works) arising out of or in the course of or by reason of the carrying out of the Works and caused by any negligence, omission, breach of contract or default of the Contractor, his servants or agents or, as the case may be, of such sub-contractors, direct or indirect, and their servants or agents. Such insurances shall be subject to such limitations as to the extent of liability for any one accident as shall be set out in the Specification and/or in the Appendix hereto.

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(c)

The Contractor shall produce or cause any sub-contractor, direct or indirect, to produce for inspection the relevant policy or policies of insurance together with the receipts in respect of premiums paid under such policy or policies as and when required so to do by the Employer, provided that, as and when may be required by the Employer, the production by either the Contractor or any such sub-contractor of a current certificate of insurance from the company or firm which shall have issued the policy or policies aforesaid shall be a good discharge of the Contractor’s obligations to produce or cause the production of the policy or policies and the receipts in respect of premiums paid, and provided always that any exclusions or limitations of liability or insurance excesses under the policy are stated in the certificate.

Production of Policies

19.(2)	(a)

The Contractor shall maintain in the joint names of the Employer and Contractor such insurances as may be specifically stated by way of Provisional Sum items in the Specification or other Contract Documents in respect of any damage, expense, liability, loss, claim or proceedings which the Employer may incur or sustain due to injury or damage of any kind to property real or personal (including property of the Employer but not the Works themselves) arising out of or in the course of or by reason of the carrying out of the Works and caused otherwise than by the negligence, omission, breach of contract or default of the Contractor, his servants or agents, or of any subcontractor, direct or indirect, and his servants or agents. Provided that the Contractor shall be under no liability to the Employer should the provision of such insurance in the event prove impossible or impracticable to obtain following receipt of the relevant Architect’s instructions under the said Provisional Sum items.

Damage to Property when Contractor not Negligent

19.2(2)	(b)

Any such insurance as is referred to in the immediately preceding paragraph of this sub-clause shall be placed with insurers nominated by the Architect and the Contractor shall deposit with the Architect the policy or policies and the receipts in respect of premiums paid.

Placing of Insurance

19.(3)

Should the Contractor or any sub-contractor, direct or indirect, make default in insuring or continuing to insure as provided in sub-clauses (1) and (2) of this Condition, the Employer may himself insure against any risk with respect to which the default shall have occurred and may deduct a sum equivalent to the amount paid by him in respect of premiums from any monies due or to become due to the Contractor (or, where a Provisional Sum item is involved, the Architect or Employer may deduct the amount of the said Provisional Sum from the Contract Sum).

Default in Insurance

20.		INSURANCE OF WORKS*

20.(1)

The Contractor shall in the joint names of the Employer and the Contractor insure against loss or damage by fire (however and by whomever caused), and earthquake (or such further risks as are set out in the Appendix hereto), all work executed and all unfixed goods and materials delivered on or adjacent to the Site for incorporation into the Works (but excluding temporary buildings, plant, tools and equipment owned or hired by the Contractor or any sub-contractor, direct or indirect) to the full value thereof (plus the percentage named in the Appendix hereto to cover professional fees) and shall keep such work, materials or goods so insured until completion under clause 24(4) of these Conditions, but subject to any partial termination of insurance permitted under this Contract in cases of Phased or Stage Completion or Partial Occupation by the Employer, Such insurance shall be with insurers approved by the Architect, and the Contractor shall deposit with him the policy or policies and the receipts in respect of premiums paid; and should the Contractor make default in insuring or continuing to insure as aforesaid the Employer may himself insure against any risk in respect of which the default has occurred and deduct a sum equivalent to any amount paid by him in respect of premiums from any monies due or become due to the Contractor. Such policy shall provide expressly for payment in the first place to the Employer of any insurance monies due under the policy.

Risks to be Insured

* In the event of the Works being carried out in an existing building already the subject of insurance, special arrangements may be made with the Contractor’s and Employer’s insurers if satisfactory cover is to be obtained.

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Provided always that if the Contractor shall maintain a general policy of insurance with insurers approved by the Architect covering other contracts as well as this Contract against the aforesaid insured risks, and in the like terms as to payment of insurance monies to the Employer, then the maintenance by the Contractor of such policy shall, if the Employer’s interest is endorsed thereon, be a discharge of the Contractor’s obligation to insure in joint names, and production by the Contractor, as and when may be required by the Architect, of the current certificates of insurance from the insurers confirming the existence and continuance of the relevant cover required by this clause shall be a sufficient discharge of the Contractor’s aforesaid obligation to deposit the policy or policies and receipts for premiums paid with the Employer. Such certificates shall state expressly any exclusions or limitations of liability or insurance excesses under the policy.

Application of Insurance Monies	20.(2)

Upon the occurrence of any loss or damage to the Works or unfixed materials or goods prior to completion from any cause whatsoever the Contractor shall (subject to clause 3(3) of these Conditions) proceed immediately to restore, replace or repair the same free of charge, save only that any monies, if and when received, from the insurance under this clause shall be paid in the first place to the Employer and then (less only the aforesaid percentage for professional fees if any) released to the Contractor by instalments on the interim certificate of the Architect, calculated as from the date of receipt of the monies in proportion to the extent of the work of restoration, replacement or repair previously carried out by the Contractor, but having regard also to any likely shortfall or deficit in the money so paid, whether under clause 40 of the Conditions or otherwise, and to the Contractor’s consequential obligation in such event to reinstate an appropriate proportion of the loss or damage represented by such shortfall or deficit free of charge, whether under clause 40 of the Conditions or otherwise. Provided that if any loss or damage to the Works covered as an insured risk under this clause has itself been caused by the wilful or negligent act of the Employer or of other persons for whom he is responsible without fault on the part of the Contractor, or if the Contractor is entitled to an indemnity from the Employer in respect of the loss or damage under clause 2(3) or any other clause of the Conditions, the Architect shall certify payment in favour of the Contractor on interim certificate in advance of the receipt of any insurance monies, and in addition shall make no deduction in respect of any shortfall or deficit under the policy if such has been previously agreed to or permitted under the Contract.

	21	DUE DILIGENCE BY CONTRACTOR

Following commencement of work under clause 10(1) of these Conditions, the Contractor shall proceed with the Works diligently and with due expedition at all times until completion.

	22	TIME FOR COMPLETION

Completion Date	22.(1)

The Contractor shall complete the Works on or before the Date of Completion stated in the Appendix hereto, or by such Date as modified and re-calculated pursuant to clause 10(1) of these Conditions, or by such Date or modified Date as further extended pursuant to the next following clause of these Conditions, whichever is the latest.

	23	For the purpose of this clause “complete” and “completion” shall mean the completion certified by the Architect under clause 24(4) of these Conditions.

Grounds	23.(1)	EXTENSION OF TIME

The Contract Period and the Date for Completion may be extended and recalculated, subject to compliance by the Contractor with the requirements of the next following sub-clause, by such further periods and until such further dates as may reasonably reflect any delay in completion which, notwithstanding due diligence and the taking of all reasonable steps by the Contractor to avoid or reduce the same, has been caused by

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(a)	Force majeure.

(b)	Exceptionally adverse weather conditions.

(c)

Fire, storm, lightning, high winds, earthquake or aircraft or aerial objects (provided and to the extent that any of the same are not due to any act, negligence, default, omission or breach of contract by the Contractor or any sub-contractor, direct or indirect, whether in failing to take reasonable steps to protect the Works or otherwise).

(d)	War, hostilities, insurgency, terrorism, civil commotion, or riots.

(e)

Industrial action by workmen, strikes, lock-outs or embargoes (whether domestic or foreign) affecting any of the trades employed upon the Works or in preparation, manufacture or transportation of goods or materials required for the Works, and provided the same are not due to any unreasonable act or default of the Contractor, or of any sub-contractor, direct or indirect.

(f)

Architect’s instructions under clauses 1(4)(a), (b) or (c), 7(1) (Or otherwise in accordance with that clause), 11(2) (where permitted under that clause) and 14 of these Conditions (but not Architect’s direction under clauses 1(3) or 12(5)(b), (c) or (d) of these Conditions).

(g)

Architect’s instructions given in relation to P.C. or Provisional Sum items but only if and to the extent that the work which is the subject of such instruction, on a true interpretation of the Contract Documents as a whole, constitutes a variation in kind or extent from the work described under the original P.C. or Provisional Sum items in the Contract Documents.

(h)	Architect’s instructions under clause 28 of the Conditions in regard to Contingency Sums.

(i)	Failure of the Employer to afford possession to the Contractor in accordance with clause 10(2) hereof.

(j)

The Contractor not having received from the Architect within a reasonable time necessary drawing, instructions and other information in regard to the originals contract work pursuant to clause 3(2) of the Conditions, or in the case of varied work within a reasonable time of its being ordered.

(k)	Acts or omissions of other contractors engaged by the Employer pursuant to clause 17 of these Conditions.

*(l)

Shortage of labour resulting from domestic or foreign government actions, embargoes or regulations which an employer of labour could not reasonably have foreseen at the date of the Contract, and notwithstanding the Contractor’s readiness by himself or his sub-contractors direct or indirect to afford satisfactory conditions of working and pay adequate wages or other emoluments therefore.

*(m)

Shortage of goods or materials which could not reasonably have been foreseen at the date of the Contract resulting from domestic or foreign government actions, embargoes or regulations notwithstanding the Contractors readiness by himself or his subcontractors direct or indirect to pay a reasonable price therefore.

(n)	Valid suspension of work under clause 33(4) or 33 (5)of these Conditions.

(o)	The grounds for extension mentioned in clauses 1(8), 3(3), 7, 14, 29(3)(a)(ii) and 29(3) (b)(ii) of these Conditions.

* Delete if not desired.

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		(p	)	Any act of prevention or breach of contract by the Employer, or any matter in respect of which under the terms of this Contract the Employer gives the Contractor an indemnity.

		(q	)	Any other grounds for extension of time expressly mentioned in the Contract Documents.

Notice	23.(2)

It shall be a condition precedent to an extension of time by the Architect under any provision of this Contract including the present clause (unless the Architect has already informed the Contractor of his willingness to grant an extension of time) that the Contractor shall within 28 days notify the Architect in writing of any event or direction or instruction which he considers entitles him to an extension of time, together with a sufficient explanation of the reasons why delay to completion will result. Upon receipt of such notification the Architect, within one month of a request to do so by the Contractor specifically mentioning this sub-clause, shall inform the Contractor whether or not he considers the event or instruction or direction in principle entitles the Contractor to an extension of time.

Time for Extension	23.(3)

After any delaying factor in respect of which an extension of time is permitted by the Contract has ceased to operate and it is possible to decide the length of the period of extension beyond the Contract Completion Date (or any previous extension thereof) in respect of such matter, the Architect shall determine such period of extension and shall at any time up to and including the issue of the Final Certificate notify the Contractor in writing of his decision and estimate of the same.

Request for Information	23.(4)

The Architect may in writing request the Contractor for sufficient explanation, information, particulars or materials as will enable him to estimate the period of extension of time to be granted to the Contractor. The Contractor shall within 28 days after receipt of such request furnish to the Architect the information, particulars or materials requested.

The Architect shall not be required under Clause 23(3) to decide and estimate the period of extension of time to be granted to the Contractor unless he is in receipt of the sufficient explanation, information, particulars or materials requested.

	24.			DELAY IN COMPLETION AND LIQUIDATED DAMAGES

Delay Certificate	24.(1)

After the latest Date for Completion of the Works pursuant to clause 22(1) of the Conditions has passed, then if at the said date there are no other matters entitling the Contractor to an extension of time and the Works nevertheless remain incomplete, the Architect may at any time thereafter up to and including the issue of the Final Certificate give a certificate setting out the Completion Date (if necessary modified or re-calculated under clause 10(1) of these Conditions); the total period of extension of time (if any); the consequential extended Contract Completion Date (if any); and certifying that the Contractor is in default in not having completed the Works by the stated Completion Date or Extended Completion Date (as the case may be). Such certificate shall be issued to the Employer with a copy to the Contractor, and is hereinafter called a “Delay Certificate”.

Liquidated Damages	24.(2)

Upon receipt of a Delay Certificate the Employer shall be entitled to recover from the Contractor liquidated damages calculated at the rate stated in the Appendix to the Conditions from the date of default certified by the Architect for the period during which the Works shall remain incomplete, and may but shall not be bound to deduct such liquidated damages, whether in whole or in part, from any monies due under the Contract at any time.

Termination of Delay and Further Delay	24.(3)

If while the Contractor is continuing work subsequent to the issue of a Delay Certificate, the Architect gives instructions or matters occur which would entitle the Contractor to an extension of time under clauses 23(1)(f)(g)(h)(i)(j)(k)(n)(o) and (p) of the Conditions, and if such matters would have entitled the Contractor to an extension of time regardless of the Contractor’s own delay and were not caused by any breach of contract by the Contractor, the Architect shall as soon as possible grant

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to the Contractor the appropriate further extension of time in a certificate known as a “Termination of Delay Certificate”.

Such further extension of time granted shall have no immediate effect nor shall it prevent the deduction or recovery of liquidated damages by the Employer until the issuance of the Termination of Delay Certificate. The Termination of Delay Certificate shall be issued to the Employer with a copy to the Contractor and while not preventing the deduction or recovery of liquidated damages accrued up to its issuance shall prevent the accumulation of liquidated damages during the period of the further extension of time granted.

Thereafter, if the Contractor fails to proceed to complete the Works with due diligence within the period of the further extension of time granted under the Termination of Delay Certificate, the Architect shall issue a further Delay Certificate certifying that the Works have remained incomplete and that he is again in default in not so completing. Such certificate shall be known as a “Further Delay Certificate” and shall be issued to the Employer with a copy to the Contractor. Liquidated damages shall re-commence accruing in favour of and be recoverable or deductible by the Employer from the issuance of the Further Delay Certificate.

24.(4)

Subject to the provisions of sub-clause (3) of this Condition as to the effect of Termination of Delay Certificates, the liability of the Contractor to pay further liquidated damages under sub-clause (3) of this Condition shall cease, and the Contract be deemed to be completed for this purpose, upon the issue by the Architect of his certificate under this sub-clause that the Works have been completed. Such certificate is referred to in this Contract as a “Completion Certificate”, and shall be issued by the Architect when the Works appear to be complete and to comply with the Contract in all respects.

Completion

Provided that, without prejudice to the Architect’s powers under clause 26(3) of the Conditions, if any minor works are outstanding which can be completed following the removal of the Contractor’s site organisation and all major plant or equipment, and without unreasonable disturbance of the Employer’s full enjoyment and occupation of the property, then upon the Contractor undertaking in writing to complete such outstanding work within such time or times as may be stipulated by the Architect, the Architect may (but shall not be bound to) issue a Completion Certificate, which shall record such outstanding work by way of a schedule attached to the certificate, together with the terms of the agreement with the Contractor for its completion, including any agreement as to withholding and subsequently releasing any part of the Retention Monies otherwise payable on the issue of the certificate in accordance with clause 31 (9) of these Conditions.

Outstanding Works

25.	PHASED OR STAGE COMPLETION

Where different Commencement and Completion Dates for different phases or stages of the Works are stated and identified in the Appendix hereto and different and separate liquidated damages are provided for each Phase or Stage, the provisions of this Contract in regard to Completion Certificates, liquidated damages for delay, insurance of the Works, maintenance of the Works, and release of Retention Monies (but not final payment on Final Certificate) shall, in the absence of express provision to the contrary in the Contract Documents, apply mutatis mutandis as if each Phase or Stage was the subject of a separate and distinct contract between the Employer and the Contractor.

26.	PARTIAL RE-OCCUPATION

26.(1)

If before completion of the Works in accordance with clause 24(4) the Employer with the agreement of the Contractor takes possession and occupies any part of the same, (in this Contract called “the Occupied Part”) and whether or not all the work within that Part has been entirely completed, the Architect shall issue a Certificate recording the date of re-entry by the Employer and identifying the Occupied Part and, whether by reference or otherwise, any relevant terms of any agreement relating to use, possession and access by the parties, both as to the Occupied Part on the one hand and the remaining parts of the Works on the other. Such certificate is in this Contract called a

Occupation of Part with Consent

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“Certificate of Partial Occupation”, and shall also contain an approximate valuation at Contract prices of the Occupied Part and a forecast of the approximate value of the whole of the Works once complete which shall be made by the Architect, failing agreement with the Contractor, after consulting the Quantity Surveyor. Such valuation shall take account of any outstanding work still remaining to be done in the Occupied Part, and a Schedule attached to or identified by the Certificate shall list the said outstanding work (if any) and record any agreement as to the time or times when it is to be completed.

Consequential Effects	26.(2)		The following provisions shall apply to the Occupied Part until completion of the remainder of the Works: -

(a)

A release to the Contractor of a proportion of the first half of the Retention Monies under clause 31(9) of these Conditions in respect of the Occupied Part, based upon the certified approximate value of the Occupied Part relative to the certified approximate forecast value of the Works as a whole, shall be made within 14 days of the re-entry by the Employer, Such release shall be further proportionately increased when any outstanding work in the Occupied Part is certified by the Architect as completed by the Contractor.

(b)

The Maintenance Period of the Occupied Part (save in regard to any outstanding work as aforesaid) shall be deemed to commence upon the said date of re-entry and the provisions of clause 27 of these Conditions in regard to the making good of defects and the issue by the Architect of a Maintenance Certificate shall apply separately and independently to the Occupied Part, and a release of the second half of the Retention Monies calculated on the same basis as the first half (but taking account, if it be the case, of any outstanding work at the time of release of the first half now entirely completed) shall take place separately and independently in relation to the Occupied Part (together with an appropriate reduction made at that stage in the Limit of Retention under clause 31(6) of these Conditions for the remaining Works) at the expiry of the Maintenance Period of the Occupied Part or the issue of its Maintenance Certificate, whichever is the later.

(c)

The Contractor may reduce the value of the Works insured under clause 20 of these Conditions by the value of the Occupied Part certified by the Architect as from the certified date of re-entry by the Employer, from which date the Contractor’s obligations under clauses 3(3) and 20(1) of the Conditions shall cease in relation to the Occupied Part (save in regard to any outstanding works in the Occupied Part until such time as their completion by the Contractor has been certified by the Architect).

(d)

Any liability of the Contractor for liquidated damages for delay pursuant to clause 24 of these Conditions shall be reduced proportionately based upon the certified value of the Occupied Part relative to the certified forecast value of the whole of the Works as in paragraph (a) of this sub-clause. Such liability shall be further reduced in the same proportions should any outstanding work as aforesaid in the Occupied Part be subsequently certified by the Architect to have been completed by the Contractor.

Occupation of Part without Consent	26.(3)

If before completion of the whole of the Works beneficial occupation and use of a part of the Works by the Employer can be effected without any unreasonable disturbance of the Contractor’s arrangements for completing the remainder of the Works then, upon the issue of a certificate to that effect (hereinafter called a “Certificate of Partial Re-Entry”), and provided that a Delay Certificate issued by the Architect under clause 24 is currently operative, the Employer may without the consent or agreement of the Contractor re-enter and occupy the relevant part of the Works, and the Contractor shall upon the instruction of the Architect remove his plant or equipment from the relevant part and permit the Employer to occupy the same. The Certificate of Partial Re-Entry shall, in the like manner to a Certificate of Partial Occupation, contain instructions regulating the use and possession of and access to the Occupied Part and the remainder of the Works by both parties and recording any outstanding work remaining to be completed in the Occupied Part.

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Upon such re-entry by the Employer the foregoing provisions of this Condition shall apply in the same manner as if the Contractor has consented to occupation of the Occupied Part, save only that the Architect may on subsequent interim payment certify as additional payment or compensation to the Contractor any additional expenditure which, in spite of reasonable care being taken by the Contractor, would not have been incurred by the Contractor but for the re-entry of the Employer. For the avoidance of doubt, the Certificate of Partial Re-Entry shall be final and binding as to the right of the Employer to re-enter the Occupied Part, subject to the right of the Contractor to recover damages or additional payment or compensation under this sub-clause from an arbitrator or the Courts.

27.		MAINTENANCE FOLLOWING COMPLETION

27.(1)

Subject to clause 26 of these Conditions in the case of an Occupied Part of the Works, the Maintenance Period stated in the Appendix hereto shall commence upon the issue of a Completion Certificate under clause 24(4) or 25 of these Conditions. During such period:

Maintenance Period

	(a)	the Contractor shall complete the outstanding work (if any) listed in and in accordance with the terms recorded in the Completion Certificate, and

(b)

the Architect may at any time following the Completion Certificate give directions or instructions for the making good by the Contractor of any defects, omissions or other faults which may be or become apparent in the Works. If the cause of the same is due or found to be due to any breach by the Contractor of any of his obligations expressed or implied under the Contract or those of any sub-contractor or supplier, direct or indirect, and whether Designated, Nominated or privately engaged, then the Contractor shall be responsible for repairing and making good the same or making arrangements therefore at his own expense on the direction of the Architect. If the said defects have occurred despite compliance with the Contract in all respects by the Contractor or any such sub-contractors or suppliers he shall be entitled to payment on a reasonable price basis for compliance with any instruction of the Architect to make good the same.

27.(2)

Not later than 14 days after the expiry of the Maintenance Period, the Architect shall deliver a Schedule of Defects specifying all remaining defects, omissions and other faults apparent at the date of delivery of the Schedule, and on receipt of directions or instructions to do so the Contractor shall forthwith repair and make good the same on the same terms as defects notified to the Contractor under sub-clause (1)(b) of this Condition.

Schedule of Defects

27.(3)

When giving instructions or directions during or at the end of the Maintenance Period under sub-clauses (1) and (2) of this Condition in relation to defects then appearing the Architect shall in addition to the powers in those sub-clauses have the same special powers in relation to such defects as those conferred by clauses 11(2), (3) or (4) of these Conditions, which shall be exercisable by him at any time until the issue of the Maintenance Certificate under sub-clause (5) of this Condition.

Additional Powers of Architect

27.(4)

Provided that in lieu of requiring the Contractor to make good defects under sub-clause (1) or (2) or exercising the powers in sub-clause (3) hereof, the Architect may, in any case where the cause is a breach of contract by the Contractor or by any sub-contractor or supplier as aforesaid, give a direction that a defect be not remedied, and instead that there should be a reduction in the Contract Sum to be assessed by the Quantity Surveyor representing the reduced value of the work to the Employer, or any savings in cost obtained by the Contractor which the defective work may have involved, whichever is the greater. Such reduction may be effected in the certificate of the Architect releasing the second half of the Retention Monies under clause 31(10) of these Conditions, in a certificate issued under clause 31(6) of these Conditions or alternatively shall be taken into account by the Architect in his Final Certificate.

Allowance for Defect

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Maintenance Certificate	27.(5)

When all defects notified by the Architect to the Contractor under sub-clauses (1), (2) or (3) hereof have either been made good by the Contractor in compliance with the Architect’s directions or instructions, or have been dealt with by a direction under sub-clause (4) hereof, the Architect shall issue a certificate to that effect (hereinafter called a “Maintenance Certificate”). Such Certificate shall finally discharge the Contractor from any further physical attendance upon the Works for the purpose of making good defects, but shall not prejudice any other rights of the Employer in regard to defective work, or any other breaches of contract whether previously or subsequently discovered.

	28.		DESIGNATED AND NOMINATED SUB-CONTRACTORS AND SUPPLIERS

Definitions	28.(1)

Work, materials or goods which are to be carried out or supplied by a sub-contractor selected on behalf of the Employer but employed by and under the control of the Contractor shall be identified in the Contract Documents in one of the following ways:-

(a)

Where the identity of the sub-contractor is stated in the Specification or other Contract Documents, such sub-contractors are hereinafter referred to as “Designated Sub-Contractors” (or “Designated Suppliers” as the case may be) and may include persons with whom the Employer or the Architect on his behalf has entered into contractual relations before this Contract on terms that such prior contracts with the Employer will be novated in favour of the Contractor (In this Contract subcontractors designated or selected by the Architect to carry out work or to carry out work and supply materials or goods are referred to as “Designated Sub-Contractors” or “Nominated Sub-Contractors”, as the case may be, and those for the provision or supply of goods or materials only, without any work of fixing, installation, erection or construction, as “Designated Suppliers” or “Nominated Suppliers” as the case may be).

(b)

Where the work, materials or goods have the words “Prime Cost”, “P.C.”, “P.C. Sum” or “P.C. Item” applied to their description in the Specification or other Contract Documents, in such cases the Architect shall select a sub-contractor to carry out the work or supply any goods or materials so described. Such sub-contractors when employed by the Contractor are referred to in this Contract as “Nominated Sub-Contractors” or “Nominated Suppliers” as the case may be. In addition, Designated Sub-Contractors or Suppliers whose work cannot be sufficiently precisely described for pricing purposes at the time of tendering may, pursuant to sub-clause (6) hereof, he the subject of a P.C. Item instead of their work being priced by the Contractor.

(c)

Where the work, materials or goods have the words “Provisional” or “Provisional Sum” or “Provisional Sum Item” (but not “Provisional Quantity”) applied to their description in the Specification or other Contract Documents, in such cases the Architect shall either select sub-contractors to carry out or supply some or all of the work or materials or goods so described (who when employed by the Contractor shall similarly be known as “Nominated Sub-Contractors” or “Nominated Suppliers” as the case may be) or shall instruct the Contractor to carry out or supply some or all of such work or materials or goods himself.

(d)

Where a Contingency amount is stipulated in the Contractor Documents or the words “Contingency”, “Contingent”, “Contingency Item”, “Contingency Sum” are applied to a description of work, materials or goods, in such cases the Architect may, but shall not be bound, to give instructions for the carrying out of work under such items whether in whole or in part either by Nominated Sub-Contractors or Suppliers or by the Contractor himself. If not ordered, any relevant contingency sum or price shall be deducted from the Contract Sum.

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28.(2)

Subject only as hereinafter expressly provided to the contrary in clause 29(3) of these Conditions in cases of reasonable. objection to the nomination of a Designated or Nominated Sub-Contractor or Supplier, the Contractor shall be fully responsible for all Designated or Nominated Sub-Contractors and Suppliers, and for any default or breach of contract on their part, in accordance with the provisions of clause 15(3) of these Conditions, in the same way as for his own work or materials or those of other sub- contractors selected and engaged by himself, and the Employer shall in no circumstances be liable to the Contractor for the default of any Designated or Nominated Sub-Contractors or Suppliers. Without prejudice to the foregoing the Contract shall be deemed to have accepted as his own responsibilities under this Contract all the obligations expressed or implied undertaken by any Designated or Nominated Sub-contractor or Supplier in his sub-contract, including any obligations as to the design, suitability, quality or performance of his work or materials or goods, or in regard to the provision of design services, and whether or not such obligations are expressly mentioned or repeated in this Contract. In particular, in cases where the Employer as a fact relies, and having regard to all the circumstances may be reasonably expected by the Contractor to have relied upon the skill and judgment of a Designated or Nominated Sub-Contractor or Supplier for the design or suitability of his work or materials, the Employer shall for the purposes of this Contract be deemed to have so relied upon the skill and judgment of the Contractor.

Responsibilities

28.(3)

Subject to clause 29(3) hereof in cases of reasonable objection to a nomination, the Contractor, in the event of repudiation or abandonment of his sub-contract by any Designated or Nominated Sub-Contractor or Supplier, or its termination by the Contractor, or its disclaimer by the liquidator or trustee in bankruptcy or receiver of any Designated or Nominated Sub-Contractor or Supplier, shall with the consent of the Architect, such consent not to be unreasonably withheld, select another competent sub- contractor or supplier to complete the sub-contract, or himself undertake to do so, in either event being paid therefore the same sum (subject to any defence set-off or counterclaim of the Employer under or by virtue of clauses 3(1) and 15(3) of these Conditions and sub-clause (2) hereof) as would have been payable had the original Designated or Nominated Sub-Contractor or Supplier completed the sub-contract without any default on his part.

Termination of Sub- Contract

28.(4)

Where in the case of Provisional. Sum or Contingency Sum items the Contractor is instructed by the Architect to do some or all the work or supply some or all of the goods or materials himself, the sum due to the Contractor for the said work or materials or goods shall be valued in accordance with the provisions for valuing variations in clause 12 of these Conditions, but whereas both the Contract Period and any preliminary items of expenditure in the Schedule of Rates shall be deemed to be inclusive of such work or materials as are described in or to be inferred from the relevant P.C. or Provisional Sum items (unless materially altered in kind or extent so as to constitute a variation) work ordered under Contingency Sum items, whether by the Contractor himself or by a Nominated Sub-Contractor or Supplier, shall be valued on the basis that neither the Contract Period nor the preliminary items and expenditure in the Schedule of Rates have been calculated or priced in the expectation of this work being ordered.

Payment for Work by Contractor under Provisional and Contingency Sums

28.(5)

Subject to any defence set-off or counterclaim of the Employer under or by virtue of this Contract, the sums due to the Contractor in respect of Nominated Sub-contractors and Suppliers shall be determined by deducting the relevant P.C. or Provisional or Contingency Sums from the Contract Sum and by substituting therefore the amount of the relevant Sub-Contractor’s or Supplier’s accounts showing the sub-contract value of the work carried out by them, together with any sums by way of profit or attendance that may have been priced by the Contractor in the Schedule of Rates or elsewhere in the Contract Documents (but not any sums due to the Sub-Contractor by way of damages or compensation in respect of any negligence, default or breach of the sub- contract by the Contractor, unless and to the extent that the same shall for any reason be recoverable by the Contractor from the Employer under or by virtue of any provision of this Contract). In the case of Contingency Sums appropriate adjustments (if applicable) may also be made to any preliminary items in accordance with sub-clause (4) of this Condition.

Payment for Work by Nominated Sub- Contractors or Suppliers

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Payment for Work by Designated Sub- Contractors or Suppliers	28.(6)

The sums due to the Contractor in respect to the work or materials of Designated Sub-Contractors or Suppliers shall either be included in the Contract Sum if the extent of the work or goods or materials is sufficiently precisely known for pricing purposes at the time of tendering, or, if the Specification or other Contract Documents so provide, shall be the subject of a P.C. Item and valued in the same manner as the work or materials or goods of Nominated Sub-Contractors or Suppliers under sub-clause (5) of this Condition. In the case of Designated Sub-Contractors or Suppliers whose work has been priced by the Contractor no instruction from the Architect shall be required under clause 29 of the Conditions, and the Contractor shall be bound to carry out the work or supply the materials by the Designated Sub-Contractor or Supplier.

Interim Payment	28.(7)		Payment under sub-clauses (4), (5) and (6) of this Condition shall be made by valuation or otherwise on interim certificate in accordance with the provisions of clauses 30 and 31 of these Conditions.

	29.		NOMINATION AND RIGHTS OF OBJECTION

Nomination	29.(1)

Upon the receipt of an instruction from the Architect under the foregoing clause of these Conditions identifying with sufficient particularity the works or materials to be carried out or supplied and nominating the sub-contractor or supplier selected by him (hereinafter called a “Nomination Instruction”) the Contractor shall forthwith enter into a sub-contract with the selected sub-contractor or supplier in accordance with the terms (if any) stipulated by the Architect in the Nomination instruction (whether by reference to a previous quotation of the Nominated Sub-Contractor or Supplier available for acceptance by the Contractor or otherwise) and if not on appropriate terms negotiated by the Contractor. Upon entering into the said sub-contract with the Contractor the sub-contractor or supplier shall become a Nominated Sub-Contractor or Supplier, as the case may be, for all the purposes of this Contract. In the case of Designated Sub-Contractors or Suppliers whose work is the subject of a P.C. Item under clause 28(6) of these Conditions the Contractor shall similarly place his order in accordance with such terms as may be stipulated or negotiated following an instruction of the Architect, which shall constitute a Nomination Instruction for the purposes of sub-clauses (2) and (3) of this Condition.

Objections to Nomination	29.(2)		Provided that the Contractor shall be entitled to object to a Nomination Instruction either

(a)

Because, in the case of Nominated Sub-Contractors or Suppliers, but not Designated Sub-Contractors or Suppliers, there are reasonable grounds for supposing that the financial standing or solvency or technical competence or reliability of the selected sub-contractor or supplier is not such that a prudent contractor, having regard to the nature and extent of the sub-contract work, materials or goods and their possible effect on the remainder of the Works, would be justified at the time of the instruction in engaging the sub-contractor or supplier to carry out or supply such work, materials or goods.

(b)

Because, in the case of Nominated Sub-Contractors or Suppliers, or Designated Sub- Contractors or Suppliers whose work is the subject of a P.C. Item, the terms of subcontract offered by the selected sub-contractor or supplier are unsatisfactory in that

(i)     a sub-contractor for work or for work and materials is not prepared to accept equivalent responsibilities or obligations in the sub-contract consistent with those undertaken by the Contractor in this Contract; or

(ii)    a sub-contractor for work or for work and materials is not prepared to indemnify the Contractor against liabilities, claims and damage arising out of negligence, breach of contract or default in the carrying out of the sub-contract work in the same terms as the Contractor is required to indemnify the Employer in this Contract; or

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(iii)     a sub-contractor or supplier is not prepared to offer firm completion or delivery dates consistent with the Contractor’s completion dates or a reasonable programme having regard to those dates; or

(iv)     a sub-contractor or supplier is not prepared to accept liability for general damages for delay which are reasonable having regard to the Contractor’s own liability for delay under this Contract, and to the extent to which the subcontractor’s or supplier’s progress or delivery or completion dates are or may be critical to the Contractor’s progress and productivity; or

(v)      a sub-contractor for work or work and materials or goods is not prepared to accept terms for termination of the sub-contract by the Contractor upon the certificate of the Contractor that the sub-contractor is in default on one of the grounds stated in clauses 32(3)(d), (e) and (g) of these Conditions; or

(vi)     a supplier of goods or materials is not prepared to accept liability for making good or replacing defective work or materials and for reimbursing the Contractor for any expenditure or damage incurred or suffered by him in consequence of such defects; or

(vii) a sub-contractor or supplier is imposing any other unreasonable exclusion of liability having regard to the Contractor’s obligations under this Contract.

29.(3)	(a)

Where the Contractor raises a valid objection to a Nomination Instruction under sub-clause (2)(a) of this Condition based on the standing, solvency, competence or Objection reliability of a selected sub-contractor or supplier the Architect may as an alternative to making a further nomination either

Powers following Objection

(i)       instruct the Contractor himself to carry out or make arrangements for carrying out the work and/or supplying the goods or materials in question. In such case payment will be on the same basis as if the instruction had been given under a Provisional Sum, or

(ii)      instruct the Contractor to enter into a sub-contract notwithstanding such a valid objection, in which event the Employer will guarantee the Contractor against any loss, damage, claim or expense incurred by the Contractor, provided that it arises as a direct result of the matters validly objected to by him, and which he is unable to recover from the sub-contractor or supplier, and in such a case the Architect shall also where necessary grant the Contractor an extension of time.

29.(3)	(b)

Where the Contractor raises a valid objection to a Nomination Instruction under sub-clause (2)(b) of this Condition based upon the terms of the proposed sub-contract, the Architect may, as an alternative to making a further nomination or selection either

Alternative for Objection to Nomination

(iii) instruct the Contractor himself to carry out or arrange to carry out or supply the work or materials or goods as in paragraph (a) hereof and with the like consequences as to payment, or

(iv)     instruct the Contractor to enter into the sub-contract notwithstanding any term validly objected to by the Contractor. In such event no liability shall be imposed under this Contract upon the Contractor in respect of the Nominated or Designated Sub-Contractor’s or Supplier’s work, goods or materials where or to the extent that the Contractor, by reason of the term of the sub-contract objected to by him, is unable to impose a corresponding liability upon the Designated or Nominated Sub-Contractor or Supplier, and the Employer will to the same extent indemnify the Contractor against any damage, loss, expenditure or claim arising as a consequence of the term validly objected to by him, and in such a case the Architect shall also where necessary grant the Contractor an extension of time.

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Valid Objection Defined	29.(4)

For the purpose of sub-clause (3) of this Condition a valid objection shall, in a case to which paragraph (a) applies, mean a serious objection justified on the available known facts at the time of the Nomination Instruction, and in all cases under either paragraph (a) or paragraph (b) must be made before entering into the relevant sub-contract.

	30.		PAYMENT OF NOMINATED SUBCONTRACTORS AND SUPPLIERS

Certification and Payment	30.(1)

Interim certificates of the Architect in favour of the Contractor under clause 31 of these Conditions shall state separately the amounts in each certificate due to each individual Nominated Sub-Contractor or Supplier (or to Designated Sub-Contractors or Suppliers whose work or materials or goods are the subject of a P.C. Item) as the value of their work, goods or materials carried out or delivered at the relevant date under that clause.

Early Final Payment	30.(2)

If the Architect wishes to secure final payment to any Designated (where the subject of a P.C. Item) or Nominated Sub-Contractor or Supplier before final payment is due to the Contractor, and if such Sub-Contractor or Supplier has satisfactorily indemnified the Contractor against any defect or unsuitability subsequently appearing in his work, then the Architect may in an Interim Certificate include an amount to cover such final payment, and upon payment thereof by the Employer the Contractor shall pay the full amount so certified to the Designated or Nominated Sub-Contractor or Supplier. Upon such final payment the Limit of Retention under clause 31 of these Conditions shall be reduced proportionately to the value of the work so certified compared with the then estimated value of the whole of the Works, and save in regard to any defects or unsuitability of the work not apparent at the relevant date to which the Certificate relates, the Contractor shall be discharged from any further liability for the maintenance of the work during the Maintenance Period, but the Employer’s rights and remedies in relation thereto shall otherwise remain unaffected.

	31.		PAYMENT OF CONTRACTOR AND INTERIM CERTIFICATES

Progress Payments	31.(1)		The Contractor shall be entitled to progress payments for the Works carried out or supplied under this Contract by way of:

		(a)	fixed installments of the Contract Sum payable on certified completion of defined stages of the work as identified and set out in the Appendix; or

		(b)	periodic valuation of the Works or part thereof carried out by the Contractor.

Payment Claim	31.(2)	(a)	The Contractor shall be entitled to serve on the Employer a payment claim (a copy of which shall be forwarded to the Architect) as follows:

(i)     where pursuant to clause 31.(1)(b), the progress payment is to be based on periodic valuation, the Contractor shall submit the payment claim on the last day of each month following the month in which the Contract is made (or otherwise by such time or on such day specified in the Appendix); or

(ii) where pursuant to clause 31.(1)(a), the progress payment is to be by stage instalments, on the certified completion of the relevant stage.

(b)

If the time for the submission of any payment claim under the preceding paragraph falls due on a day which is Saturday, Sunday, Statutory or Public Holiday the Contractor shall submit the payment claim either on the day before or next following that date which itself is not a Saturday, Sunday, Statutory or Public Holiday.

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(c)

Provided that if the Contractor submits a payment claim before the time stipulated herein for the making of that claim, such early submission shall not require the Architect to issue the interim certificate or the Employer his payment response in respect of that payment claim earlier than would have been the case had the Contractor submitted the payment claim in accordance with the Contract.

31.(3)

Within 14 days after receipt of the payment claim or the time by or the day on which the Contractor is required under clause 31(2) to submit his payment claim, whichever is later, the Architect shall (subject to the provision of adequate vouchers and information by the Contractor) issue an interim Certificate for payment to the Contractor (copy of which shall be forwarded to the Employer) subject to the provisions of clause 31(15) of these Conditions.

Interim Certificate

31.(4)

Where in accordance with Article 2(c), interim payment is to be based on periodic valuation, the sum certified in interim certificates shall be based on a retrospective re-evaluation of all the work carried out under the contract up to a date (which shall be named in the Certificate) not exceeding seven days before the date of issuing the Certificate itself. Such valuation (subject to the provision of adequate vouchers and information by the Contractor) shall be carried out in accordance with the following rules: -

Interim Valuation

	(a)	A valuation of all original contract work properly carried out to date by apportionment of the Lump Sum (consistent with the prices in the Schedule of Rates).

	(b)	A valuation of varied work in accordance with clause 12 of the Conditions and the Schedule of Rates.

	(c)	A valuation of unfixed goods and materials delivered (but not prematurely) to the Site and properly protected against damage or deterioration.

	(d)	In the case of Provisional Sum or Contingency Sum work carried out by the Contractor, a valuation in accordance with clause 28(4) of these Conditions.

(e)

In the case of Designated (where the subject of a P.C. Item) or Nominated Sub- Contractors or Suppliers, a valuation, separately stated in accordance with clause 30(1) of these Conditions, of all work properly done and materials or goods delivered, but subject always to any terms as to payment in the sub-contract.

(f)

Added to paragraphs (a), (b), (c), (d) and (e), any additional payments or compensation to which the Contractor may be entitled under the terms of the Contract (but not damages for breach of contract by the Employer as to which, in the absence of express provision, the Architect shall have no power to certify under the terms of the Contract).

(g)

Deducted from the total of the preceding paragraphs, a fair allowance in respect of any defective or incomplete work for which the Contractor or any sub-contractor direct or indirect is responsible and of which the Architect is aware at the time of the certificate.

(h)

Deducted from the total of the preceding paragraphs any adjustments of or reductions in the Contract Sum or any other sums to which the Employer may be entitled under the terms of the Contract (but not any sums deductible by the Employer for liquidated damages for delay, or under any provision in the Contract Documents entitling the Employer to deduct, which sums shall in all cases be deductible at the discretion of the Employer at any time and only if so deducted shall then be recorded by the Architect in subsequent certificates).

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Stage Instalments	31.(5)

Where pursuant to Article 2 interim payment is to be by stage instalments, payments shall be made in accordance with the Appendix (or any of the other Contract Documents) upon certified completion of the relevant stages but, unless otherwise expressly agreed in the Contract Documents, adjustments to the Contract Sum for variations, Provisional Sum, P.C. Sum or Contingency Sum work, or under any other provision in the Contract, shall be made on completion of each stage and added to or subtracted from the relevant instalment of the Contract Sum. Such adjustments shall be made in accordance with the principles in paragraphs (b), (d) and (e) of sub-clause (4) of this Condition, together with any further adjustments under paragraphs (f), (g) and (h) of sub-clause (4). Completion of any relevant stage shall be sufficiently certified by the Architect in an Interim Certificate certifying the payment due for that stage. For the avoidance of doubt the provisions as to unfixed goods and materials in paragraph (c) of sub-clause (4), and as to retention monies in sub-clauses (7), (8), (9) and (10) of this Condition, shall not apply to stage payments under this sub-clause.

Correcting Earlier Certificates	31.(6)

The Architect shall have power to issue a further Interim Certificate at any time whether before or after completion, correcting any error in an earlier Interim Certificate (but not in any Delay, Termination of Delay, Further Delay or any certificate other than an Interim Certificate) or dealing with any matter of which he was not aware, or which should have been dealt with, at the time of an earlier Interim Certificate, or revising any decision or opinion on which that Certificate was based.

Sums to be Certified	31.(7)

Except where, pursuant to Article 2, Interim Payment is to be by stage instalments, the sums stated as due in an Interim Certificate shall be calculated (unless otherwise stated in the Appendix) at the rate of 90% of the value of work done in accordance with clause 31(4) hereof and at the rate of 80% of properly protected materials or goods delivered to the site but not yet fixed and not prematurely delivered, from the total of which shall be deducted all sums previously certified by the Architect. In appropriate cases the Architect shall have power to issue a negative certificate showing sums overpaid or otherwise due to the Employer, which shall thereupon be a debt due to the Employer.

Retention Monies	31.(8)

The percentages not paid pursuant to sub-clause 31(7) hereof shall be known as “Retention Monies”, but shall be subject to the sum or percentage (if any) stated as the Limit of Retention in the Appendix hereto. On this limit being reached, any further balance of Retention Monies calculated pursuant to clause 31(7) shall be payable to the Contractor.

First Release of Retention	31.(9)

Subject to clauses 25 and 26 of these Conditions in regard. to Phased or Stage Completion or Partial Occupation, one-half of the Retention Monies not yet paid shall be certified as due to the Contractor on the issue of the Completion Certificate under clause 24(4) of these Conditions, less only a reasonable sum to cover the cost of the outstanding work (if any) not yet completed pursuant to clause 24(5) of these Conditions at the date of the said Certificate. Any sum so deducted shall be released to the Contractor upon a further certificate of the Architect given as soon as such outstanding work has been completed.

Second Release of Retention	31.(10)

Subject to clauses 25 and 26 of these Conditions, and to any special deduction under clause 27(4) of these Conditions, any remaining unpaid balance of the Retention Monies shall be certified and paid to the Contractor under a further Interim Certificate issued by the Architect at the expiry of the Maintenance Period for the whole work or upon the issue of the Maintenance Certificate under clause 27(5) of these Conditions, whichever is the later.

Final Claim Documents	31.(11)

The Contractor shall before the end of the Maintenance Period submit a final claim to the Architect with a copy to the Quantity Surveyor. Such claim shall contain details of all quantities, rates and prices and any adjustment of the Contract Sum or additional payments or compensation claimed by the Contractor under the terms of the Contract, together with any explanations and supporting vouchers, documents or calculations, including documents relating to the accounts of Designated or Nominated Sub-Contractors or Suppliers, which may be necessary to enable the Final Account to be prepared by the Quantity Surveyor and the Architect.

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31.(12)	(a)

Within 3 months of receipt from the Contractor of the documentation referred to in the preceding sub-clause of this Condition or of the issue of the Maintenance Certificate (whichever is the later) the Architect shall issue a Final Certificate. Such Certificate shall be supported by documents showing the Architect’s final measurement and valuation of the Works in accordance with all the terms of the Contract, and after setting out and allowing for all payments or other expenditure of the Employer or any permitted deductions by him shall state any final balance due from the Employer to the Contractor or from the Contractor to the Employer, as the case may be, which shall thereupon become a debt due. Such certificate shall also take account expressly of any outstanding permitted deductions not yet made by the Employer under the terms of the Contract whether by way of liquidated damages or otherwise (unless the Employer shall inform the Architect of his decision to forego or postpone his right to the same).

Final Certificate

31.(12)	(b)

In addition the Architect, within the said three months before issuing the Final Certificate and after giving 14 days’ written notice to the Contractor, may, but shall not be obliged to, certify direct payment by the Employer to any Nominated Sub-Contractor or Supplier (or any Designated Sub-Contractor or Supplier whose work, materials or goods are the subject of a P.C. Item) of any outstanding balance due to such Sub-Contractor or Supplier and unpaid at that time. Should the Contractor within the period of notice object to such direct payment showing prima facie cause why any monies are not due from him to the Designated or Nominated Sub-Contractor or Supplier and the Architect nevertheless certifies such direct payment, the Employer, in lieu of payment direct may, but shall not be obliged to, pay any such sum into a special hank account made available for this purpose in the name and under the control of the President of the S.I.A. to wait the final determination of any dispute between the Contractor and the Sub-Contractor or Supplier by an arbitrator or the Courts, or its release in whole or in part in accordance with any agreement between the Contractor and the Sub-Contractor or Supplier duly notified by them to the President. In either event any amounts so paid may be taken into account by the Architect in the Final Certificate or, if not, may be deducted by the Employer from any sums then certified as payable by him, or may be otherwise recovered by the Employer from the Contractor.

Outstanding Balances of Nominated Sub-Contractors and Suppliers

31.(13)

No certificate of the Architect under this Contract shall be final and binding in any dispute between the Employer and the Contractor, whether before an arbitrator or in the Courts, save only that, in the absence of fraud or improper pressure or interference by either party, full effect by way of Summary Judgment or Interim Award or otherwise shall, in the absence of express provision, be given to all decisions and certificates of the Architect (other than a Cost of Termination Certificate or a Termination Delay Certificate under clause 32(8) of these Conditions), whether for payment or otherwise, until final judgment or award, as the case may be, and until such final judgment or award such decision or certificates shall (save as aforesaid and subject to sub-clause (6) of this condition) be binding on the Employer and the Contractor in relation to any matter which, under the terms of the Contract, the Architect has a fact taken into account or allowed or disallowed, or any disputed matter upon which under the terms of the Contract he has as a fact ruled, in his certificates or otherwise. The Architect shall in all matters certify strictly in accordance with the terms of the Contract. In any case of doubt the Architect shall, at the request of either party, state in writing within 28 days whether he has as a fact taken account of or allowed or disallowed or ruled upon any matter in his certificates, if so identifying any certificate and indicating the amount (if any) taken into account or allowed or disallowed, or the nature of any ruling made by him, as the case may be.

Effect of Architect’s Certificate

31.(14)

For the avoidance of doubt the Architect shall, in the absence of express provision, have no power to decide or certify any claim for breach of contract, such as for late provision of necessary information or failure to give undisturbed possession of the Site, made against the Employer by the Contractor, or in relation to a termination of the Contract by the Contractor or in relation to the termination of any Nominated or Designated Sub-Contract.

Limit on Certifying Power

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Payment Response	31.(15)

Within 21 days after the payment claim is served on the Employer by the Contractor, the Employer shall respond to the payment claim by providing, or causing to be provided, a payment response to the Contractor who shall be entitled to payment of any sum stated therein as due to the Contractor on the date or within the period provided under clause 31(16) of these Conditions.

Payment of Contractor	31.(16)

The Contractor will be paid progress payment on the date immediately upon the expiry of 35 days after (or otherwise by such time or on such day specified in the Appendix), if the Contractor is a taxable person under the Goods and Services Tax Act who has submitted to the Employer a tax invoice for the progress payment, in accordance to and in compliance with section 8 of the SOP Act, the date the tax invoice is submitted to the Employer, or in any other case, the date on which or the period within which the payment response is required to be provided under clause 31 (15) hereof (or otherwise by such time or on such day specified in the Appendix).

	32.		TERMINATION BY EMPLOYER

Termination without Default	32.(1)

The Employer may at any time and for any reason give the Contractor written Notice of Termination, which shall have the effect of immediately terminating the employment of the Contractor under this Contract. Unless at the time of giving the said notice the Contractor is in such default that the Employer is entitled under the general law to treat the Contract as repudiated by the Contractor, or the said Notice is supported by a Termination Certificate under the following sub-clause of this Condition, the Contractor shall after removing all his plant, equipment and labour force from the Site be entitled to compensation for all damage and loss suffered by him as a consequence of the termination of his employment, including loss of profit (if any) on any uncompleted parts of the Works. In such event the Architect shall have no certifying powers as to the sum due to the Contractor.

Termination for Default	32.(2)

Without prejudice to any right of the Employer in an appropriate case to treat the Contract as repudiated by the Contractor under the general law, the Employer may at any time within one month of the receipt of a certificate of the Architect (in this Contract called a “Termination Certificate”) give Notice of Termination of the employment of the Contractor, which Notice shall take immediate effect. In such a case the Notice of Termination shall identify any relevant Termination Certificate upon which it is based, and the date of its receipt by the Employer. The reliance upon a Termination Certificate in the Notice of Termination may take effect additionally or as an alternative to reliance by the Employer upon any alleged repudiation by the Contractor which is also stated in the Notice, or which is the subject of any other notice or contemporary letter or document passing between the Employer and the Contractor. A Termination Certificate shall be issued to the Employer with a copy to the Contractor, who shall be informed by the Architect in writing of the date of its receipt by the Employer.

Grounds of Termination for Default	32.(3)		The Architect may issue a Termination Certificate on any one of the following grounds: -

(a)

If the Contractor fails or refuses, after receipt of one month’s written notice given by the Architect at any time after a date 14 days before the Contract Commencement Date to submit a sufficiently detailed Programme pursuant to clause 4 of these Conditions or a sufficiently detailed Make-up of Prices pursuant to clause 5 of these Conditions.

(b)

If the Contractor assigns to another person or permits vicarious performance by another person of his principal functions, or if he assigns the right to receive monies due under the Contract without consent contrary to clause 15(1) of these Conditions.

(c)

If the Contractor fails or refuses, after receipt of one month’s notice in writing from the Architect requiring him to do so, to dismiss or expel from the Site a subcontractor against whom the Architect has made reasonable objection pursuant to clause 15(2) of the Conditions or a person whose dismissal has been required pursuant to clause 6(3) of the Conditions.

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(d)

If the Contractor has wholly suspended work without justification or is failing to proceed with diligence and due expedition, and following expiry of one month’s written notice from the Architect to that effect has failed to take effective steps to recommence work or is continuing to proceed without due diligence or expedition, as the case may be.

(e)

If the Contractor has failed or unreasonably delayed in complying with a written direction of the Architect requiring the removal and replacement of any work, materials or goods under sub-clause 11(1) or (3) of these Conditions, or with any written direction or instruction of the Architect under clause 11(2) of these Conditions, and following receipt of 14 days’ notice in writing from the Architect has failed to take any effective steps to do so.

(f)

If the Contractor has removed plant, goods or materials from the Site without the consent of the Architect contrary to clause 16 of these Conditions, in a case where the Architect was reasonably entitled so to refuse consent under the terms of that clause and the Contractor has failed or refused to comply within 14 days’ written notice from the Architect requiring him, to return the said plant, goods or materials to the Site.

(g)

If the Contractor has previously received a valid and justified written notice under paragraph (d) hereof with which he has complied at the time but at any time thereafter has again suspended work or failed to proceed with due diligence and due expedition.

(h)

If the Contractor has refused or failed following one month’s written notice by the Architect to comply with any written direction or instruction of the Architect which he is empowered to give under any clause of these Conditions, including instructions under clause 29(3) of the Conditions.

32.(4)

A Termination Certificate shall state that the Employer may terminate the employment of the Contractor and shall further state the ground or grounds and identify the paragraphs in the preceding sub-clause of this Condition entitling him to do so. The Certificate shall be final and binding between the parties to the extent only that, whether or not such certificate is as a fact justified, the Contractor shall be bound on receipt of Notice of Termination from the Employer supported by a Termination Certificate under sub-clause (2) of this Condition to vacate the Site leaving all temporary buildings, plant, tools, equipment, goods and unfixed materials upon the Site, save only such as he may at any time be specifically directed in writing by the Architect to remove therefrom. On final judgment or award, as the case may be, the Contractor, if the issue of the Termination Certificate is shown to have been unjustified, shall be entitled to compensation from the Employer for all damage and loss suffered by him as a consequence of the termination of his employment.

Termination Certificate

32.(5)

Upon receipt of any notice rescinding the Contract or a Notice of Termination under sub-clause (1) or (2) hereof and whether or not such notice or Notice of Termination is supported by a Termination Certificate or is based upon any alleged default or repudiation by the Contractor, the Contractor shall be bound to yield up possession and to remove his personnel and labour force from the Site, and irrespective of the validity of the rescission or Notice shall be limited to his remedy by way of compensation as set out in sub-clause (1) (if applicable) or, if not, in damages.

Damages Contractor’s Only Remedy

32.(6)

Upon the issue of a Termination Certificate the Employer may, before the expiry of the one month period referred to in sub-clause (2) hereof, and as an alternative to giving notice terminating the employment of the Contractor during that period under that sub-clause, serve a written notice (hereinafter called a “Notice of Suspension”) upon the Contractor suspending the operation of the Termination Certificate for one further month only. In such event the Employer shall be entitled to give Notice of Termination at any time before the expiry of two months from the date of receipt by the Employer of the Termination Certificate. Upon the expiry of the first such month without Notice of Termination or Notice of Suspension being given to the Contractor, or of the second such month without Notice of Termination, the right of the Employer to terminate under sub-clause (2) shall lapse, failing the issue of a later Termination Certificate on new or repeated grounds.

Suspension of Termination Certificate

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Termination on Insolvency Etc of Contractor	32.(7)

Without prejudice to the foregoing provisions of this Condition, the employment of the Contractor shall be automatically terminated if the Contractor becomes bankrupt or insolvent or makes a composition with creditors or if, being a company, any winding-up order of any kind is made, or if a receiver or manager of the Contractor’s undertaking or assets is appointed, or possession taken or execution levied by the creditors or debenture holders or under a floating charge, or if a judicial manager is appointed and the Contractor shall thereupon vacate the Site within 14 days of receipt of a written notice from the Employer requiring him to do so and stating the reason for the termination, with the consequences set out in the next following sub-clause of this Condition.

Effects of Termination	32.(8)		In the event of the termination of the employment of the Contractor under sub-clauses (2), (6) or (7) hereof

(a)

No further sum shall be certified as due to the Contractor until the issue by the Architect of the Cost of Termination Certificate hereinafter mentioned in this sub-clause nor shall the Employer be bound to pay any sums previously certified if not already paid.

(b)

The Employer may employ or engage other contractors or persons to complete the remaining parts of the Works, together with any variations of such works, for which the Architect shall have power to give directions or instructions in accordance with the terms of these Conditions, whether before or after such employment or engagement, in the same way as if the Contractor had completed the Works. The Employer and such other contractors or persons shall be entitled to re-enter and occupy the Site and, pursuant to sub-clause (4) hereof, make use of all temporary buildings, plant, tools, equipment, goods or unfixed materials upon the Site, all of which shall vest in and be deemed to be the property of the Employer, if not already so pursuant to clause 16 of these Conditions. In the case of hired or hire-purchase plant or equipment the benefit of the agreements for hire or hire-purchase shall be formally assigned by the Contractor to the Employer, if called upon to do so, pursuant to sub-clauses 16(4) and (5) of these Conditions.

(c)

The Employer shall have power, but shall not be obliged, to pay any sub-contractor or supplier, whether Designated, Nominated or privately engaged by the Contractor, for any work, materials or goods, whether carried out or supplied before or after the termination, for which the Contractor has failed to make payment. Such payments shall be deemed to be made by the Employer as agent for the Contractor, and if required to do so, the Contractor shall in addition on receipt of notice in writing from the Employer so to do, assign the benefit of any such sub-contract to the Employer. All such payments by the Employer may be deducted from any monies otherwise to become due to the Contractor under this Contract, or alternatively shall be deemed to be a part of the cost of completing the Works for the purposes of paragraph (e) of this sub-clause.

(d)

Should the Contractor fail to remove any temporary buildings, plant, tools, equipment, goods or unfixed materials from the Site within 14 days of being directed in writing to do so by the Architect pursuant to sub-clause (4) hereof, the Employer may thereafter sell the same, holding the proceeds less any cost incurred to the credit of the Contractor. All such property of the Contractor not so required to be removed but retained for the purposes of completion shall be subject to the further power of sale by the Employer in paragraph (h) hereof.

(e)

If or as soon as the arrangements for completion of the work made by the Employer enable the Architect and the Quantity Surveyor to make a reasonably accurate assessment of the ultimate cost to the Employer of completing the Works following the termination of the Contractor’s employment and the engagement of other contractors or persons, the Architect and the Quantity Surveyor may jointly issue a certificate stating the amount of the costs so incurred or to be incurred by the Employer, and if they have not already done so shall issue such a certificate within 3 months of completing the Works. Such certificate shall state separately the sums previously paid to the Contractor by the Employer, the sums paid or payable to other contractors or persons engaged by the Employer to complete the Works, any sums

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paid to sub-contractors or suppliers under paragraph (c) hereof and any other costs or expenditure (including professional costs) reasonably incurred or to be incurred by the Employer in completing the Works. The Certificate shall also state the final Contract Sum which, allowing for any variations or other matters which would have resulted in an adjustment of the original Contract Sum and for any other sums (but not damages for delay in completion) which the Employer might be entitled under the terms of the Contract to deduct therefrom, would have been payable under the Contract had the Contractor’s employment not been terminated. Such certificate is here referred to as a “Cost of Termination Certificate”.

(f)

If the final Contract Sum stated in the Cost of Termination Certificate is less than the Completion Cost certified therein, the difference shall be stated in the Certificate as a sum due from the Contractor to the Employer, and if greater as a sum due from the Employer to the Contractor. In either case the sums stated shall be recoverable forthwith from the Contractor or the Employer, as the case may be, subject to the next following paragraph hereof.

(g)

In the event that final completion of the Works by the other contractors or persons engaged by the Employer has been delayed beyond the Contract Completion Date (as revised or extended or notionally extended by the Architect in accordance with clauses 10(1) and 23 of these Conditions or any other provisions of this Contract entitling the Contractor to an extension of time and also in accordance with the next following sub- paragraphs) the following provisions shall have effect: -

(i)     The Employer shall be entitled to the same liquidated damages for delay as those which would have applied under the terms of the Contract if the Contractor had himself completed the Works on the actual completion date of the other contractors or persons engaged by the Employer.

(ii)    For the purpose of giving effect to this paragraph of this sub-clause, the Architect shall, upon the completion of the Works issue a certificate known as a “Termination Delay Certificate”. Such certificate shall state the date upon which the Contractor should have completed the Works and shall, mutatis mutandis, be given on the same principles as a Delay Certificate under clause 24 of these Conditions, but in addition the Certificate shall state the full period of delay for which the Contractor is responsible and shall compute the total damages due to the Employer therefore. The Certificate shall give credit for matters following the termination which would in any event have entitled the Contractor to an extension of time had he completed the Works himself and applied for such extension, and in assessing the period and date of delay to be certified in the Termination Delay Certificate the Architect shall also reduce the period of delay to be certified to the extent that there has been any failure by the Employer or by the other contractors or persons engaged by the Employer to use diligence and due expedition in arranging for or completing the remaining parts of the Works.

(iii) Upon the issue of the Termination Delay Certificate the damages certified in that Certificate shall be immediately payable by the Contractor to the Employer.

(h)

Where on final completion there shall be any temporary buildings, plant, tools, equipment, goods or unfixed materials on the Site, the property in which would otherwise be the Contractor’s or revest in him under clause 16 of these Conditions, the Contractor shall be permitted to remove the same, provided that if pursuant to paragraphs (f) and (g) hereof, or under sub-clauses (9) and (10) of this Condition, there shall be final net sums or damages due to the Employer from the Contractor, the Employer may retain the same until payment of such sums or damages by the Contractor, and failing payment may sell the same, holding any excess of the proceeds of sale obtained by the Employer, over the sums expenses, damages or costs (including legal and financing costs) properly due to the Employer, for the credit of the Contractor. Provided that the Contractor shall be entitled to purchase the same from the Employer at the same price as that in any prospective sale to a third person by the Employer within seven days of receipt of notification of the proposed sale.

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Employer may Elect to Abandon Project	32.(9)

As an alternative to the remedies provided for in sub-clause (8) hereof, the Employer may in an appropriate case, where it is reasonable to do so following a termination of the Contractor’s employment under sub-clauses (2), (6) or (7) hereof, elect to abandon the project of which the Works form part, in which event damages (subject to any questions of remoteness or mitigation of damage) shall be recoverable by the Employer from the Contractor under the general law on the same basis as if the Contractor had repudiated the Contract. For the avoidance of doubt the Architect shall have no powers of certification of the sums or damages due to either party in any such event.

Powers on Rescission by Employer	32.(10)

In the event of the Employer being entitled and selecting to treat the Contract as repudiated by the Contractor under the general law and deciding to complete the Works by other contractors, the powers, remedies and damages conferred by subclause (8) of this Condition shall be exercisable and recoverable by the Employer in the same way as if a valid Notice of Termination had been given.

Architect’s Certificate Not Binding	32.(11)

In accordance with clauses 31(13) and 37(3)(h) of these Conditions, the Cost of Termination and Termination Delay Certificates under sub-clause (8) of this Condition shall not be binding on either party before final judgment or award.

	32.(12)		The powers in sub-clauses (8) and (9) of this Condition are without prejudice to any other remedies or damages recoverable by the Employer.

	33.		TERMINATION BY CONTRACTOR

Grounds	33.(1)		The Contractor shall be entitled by a written Notice of Termination given to the Employer to terminate his employment under the Contract on any of the following grounds: -

(a)

If, following 14 days’ written notice requiring him to do so, the Employer fails to engage, as a successor Architect or Quantity Surveyor for the purposes of the Contract, an Architect or Quantity Surveyor nominated by the President or Vice-President of the S.I.A. pursuant to Articles 3 and 4 of this Contract.

(b)

If the Employer improperly or fraudulently interferes with or influences or obstructs the issue of a certificate by the Architect or there is fraudulent collusion between the Employer and the Architect.

(c)

If the Employer becomes bankrupt or insolvent or makes a composition with creditors or, being a company, if any winding-up order is made, or if a receiver or manager of the Employer’s undertaking or assets is appointed, or possession taken of any property by creditors or debenture holders, or under a floating charge, and if thereafter, following 14 days’ written notice by the Contractor requiring the same, an irrevocable Bank Guarantee of all monies due or become due under the Contract is not given to the Contractor by a bank of sufficient and reasonable standing having regard to the extent of the Works.

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33.(2)

Any Notice of Termination by the Contractor under this clause shall take immediate effect, but must be given within a further 14 days of the expiry of the prior notices referred to in paragraphs (a), (b) and (c) of sub-clause (1) of this Condition or within 2 months of the Contractor becoming aware of any matter relied on under paragraph (b), and shall in all cases as a condition precedent to its validity state the ground on which the Notice of Termination is given. Failing service of Notice of Termination in the relevant cases within the further period of 14 days, any Notice of Termination served subsequently shall be of no effect unless supported by further prior notices expiring within the required period before the later Notice of Termination.

Contents of and Time for Contractor’s Notice

33.(3)		Upon giving Notice of Termination: -	Effect of Notice

(a)

The Contractor, after taking reasonable precautions to safeguard the Works against accidental damage or from causing damage to other persons or property, may remove from the Site his temporary buildings, plant, tools, equipment and unfixed goods or materials (save only unfixed goods or materials which have been paid for by the Employer under clause 31 of the Conditions or in respect of which the Employer shall tender payment to the Contractor, together with any transport or other costs necessary to secure their return, within 7 days of Notice of Termination).

	(b)	The Contractor shall be paid (after allowing for previous payments).

(i) The contract value of all work executed before the termination.

(ii) The delivered value of any unfixed goods or materials left on the Site.

(iii)     The cost of removal from the Site (including protection and safeguarding of the Works as aforesaid) in so far as this has not already been included in payments made or the value of work or materials.

(iv) Any liability costs or damage which would not have been incurred but for the termination.

(v) The cost of materials or goods ordered for the Works for which the Contractor is liable to pay, provided that possession and property in the goods is transferred by the Contractor to the Employer.

(vi) Loss of profit (if any) on the remaining part of the Works.

33.(4)

Should the Architect fail to issue any certificate at the date required by the Contract, or should he fail to make a statement in writing required under clause 31(13) within the period there stipulated, the Contractor may, after giving one calendar month’s notice in writing, at any time within a further 14 days, but not later, suspend all work, notifying the Employer to that effect in writing, until such time as the Architect shall issue the certificate or statement, as the case may be. Unless the Architect is for any reason justified in not issuing the certificate or statement (including failure to provide any necessary information or notice by the Contractor) the cost of such suspension shall be borne by the Employer and the Contractor shall be entitled to an extension of time therefore. For the avoidance of doubt, no decision or certificate or other action of the Architect in relation to any such suspension shall be binding on either party before final judgment or award, nor shall a disputed suspension prejudice the powers of the Architect under clause 32(3)(d) in a case where the suspension is not in fact justified, or the operation of subclauses 32(4) and (5) of the Conditions whether or not the suspension is in fact justified.

Power to Suspend Work

33.(5)		The Contractor shall be entitled to suspend work in accordance with and subject to the provisions of sections 23 and 26 of the SOP Act.	Power to Suspend Work under SOP

33.(6)		For the avoidance of doubt the Architect shall have no powers of certification under this clause.	No Power of Architect to Certify

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	34.		OUTBREAK OF WAR

Termination	34.(1)

If during the currency of the Contract there shall be an outbreak of hostilities (whether war is declared or not) in which Singapore shall be involved on a scale involving the general mobilisation of its armed forces then either the Employer or the Contractor may at any time by notice, by registered post or recorded delivery forthwith terminate the employment of the Contractor under this Contract:-

Provided that such a notice shall not be given:

		(a)	Before the expiration of 28 days from the date on which the order is given for general mobilisation as aforesaid, or

		(b)	After completion of the Works under clause 24(4) of the Conditions, unless the Works or any part thereof shall have sustained war damage as defined in clause 35(4) of these Conditions.

Protective Works Etc.	34.(2)

The Architect may, within 14 days after a notice under this Condition shall have been given or received by the Employer, issue instructions to the Contractor requiring the execution of such protective work as shall be specified therein, or the continuation of the Works up to convenient points of stoppage to be specified therein, and the Contractor shall comply with such instructions as if the notice of termination had not been given. Provided that if the Contractor shall for reasons beyond his control be prevented from completing the work to which the said instructions relate within 3 months from the date on which the instructions were issued, he may abandon such work.

Payment	34.(3)

Upon the expiration of 14 days from the date on which a notice of termination shall have been given or received by the Employer under this Condition or, where works are required by the Architect under the preceding sub-clause, upon completion or abandonment as the case may be of any such works, the provisions of sub-clause (3) (except sub-paragraphs (iv) and (vi) of paragraph (b)) of clause 33 of these Conditions shall apply, and the Contractor shall also be paid by the Employer the value of any work executed pursuant to instructions given under sub-clause (2) of this clause, the value being ascertained in accordance with clause 12(4) of these Conditions as if such work were a variation required by the Architect.

	35.		WAR DAMAGE

Consequences	35.(1)

In the event of the Works, or any part thereof, or any unfixed materials or goods intended for, delivered to and placed on or adjacent to the Works, sustaining war damage then notwithstanding anything expressed or implied elsewhere in this Contract: -

		(a)	The occurrence of such war damage shall be disregarded in computing any amounts payable to the Contractor under this Contract.

		(b)	The Architect may issue instructions requiring the Contractor to remove or dispose of any debris or damaged work or execute such protective work as shall be specified.

(c)

The Contractor shall reinstate or make good such war damage and shall proceed with the carrying out and completion of the Works, and the Architect shall grant to the Contractor a fair and reasonable extension of time for the completion of the Works.

		(d)	The removal and disposal of debris or damaged work, the execution of protective works, and the reinstatement and making good of war damage shall be deemed to be a variation required by the Architect.

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35.(2)

If at any time after the occurrence of war damage as aforesaid either party serves notice of termination under clause 34 of these Conditions, the expression “protective work” as used in that clause shall be deemed to include any matters in respect of which the Architect can issue instructions under paragraph (b) of sub-clause (1) of this Condition and any instructions issued under the said paragraph prior to the date on which notice of termination is given or received by the Employer and which shall not then have been completely complied with shall be deemed to be given under clause 34(2) of these Conditions.

Termination

35.(3)

The Employer shall be entitled to any compensation which may at any time become payable by the Government in respect of war damage sustained by the Works or any part thereof or any unfixed materials, or goods intended for the Works which shall at any time have become the property of the Employer.

Compensation Monies

35.(4)		In this Condition the expression “war damage” means:-	Definition of War Damage

	(a)	damage occurring (whether accidentally or not) as a direct result of action taken by the enemy, or action taken in combating the enemy or in repelling an imagined attack by the enemy;

(b)

damage occurring (whether accidentally or not) as a direct result of measures taken under proper authority to avoid the spreading of, or otherwise to mitigate, the consequences of such damage as aforesaid;

	(c)	accidental damage occurring as a direct result;

(i) of any precautionary or preparatory measures taken under proper authority with a view to preventing or hindering the carrying out of an attack by the enemy; or

(ii) of any precautionary or preparatory measures involving the doing of work on land and taken under proper authority in any way in anticipation of enemy action.

being, in either case, measures involving a substantial degree of risk to property; provided that the measures mentioned in paragraph (c) of this sub-condition do not include the imposing of restrictions on the display of lights or measures taken for training purposes,

	(d)	for the purpose of this sub-clause such action against the enemy or by the enemy as is referred to in paragraph (a)

(i) shall, in relation to any ship or aircraft taking part in such action, be deemed to continue until the ship or aircraft has returned to its base, or has been declared as lost.

(ii) includes naval, military or air reconnaissance and patrols.

	36.	ANTIQUITIES

36.(1)

All fossils, antiquities and other objects of interest or value which may be found on the Site or in excavating the same during the progress of the Works shall become the property of the Employer. The Contractor shall carefully take out and preserve all such objects and shall immediately or as soon as conveniently possible after the discovery of such articles deliver the same into the possession of the Architect of the Clerk of Works uncleaned and as excavated.

Responsibilities of Contractor

36.(2)

If compliance with the provisions of the preceding sub-clause has involved the Contractor in any liability, loss or expense for which he will not be reimbursed by a payment made by any other provision in this Contract, then the Contractor shall be entitled to additional payment by way of compensation therefore, which shall be added to the Contract Sum, and where appropriate shall also be granted an extension of time.

Compensation to Contractor

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	37		ARBITRATION

Disputes to be Referred	37.(1)

Any dispute between the Employer and the Contractor as to any matter arising under or out of or in connection with this Contract or under or out of or in connection with the carrying out of the Works and whether in contract or tort, or as to any direction or instruction or certificate of the Architect or as to the contents of or granting or refusal of or reasons for any such direction, instruction or certificate shall be referred to the arbitration and final decision of a person to be agreed by the parties or, failing agreement within 28 days of either party giving written notice requiring arbitration to the other, a person to be appointed on the written request of either party by or on behalf of the President or Vice-President for the time being of the S.I.A. or, failing such appointment within 28 days of receipt of such written request, together with such information or particulars of the dispute as may be requested in writing by the President or Vice-President for the time being of the S.I.A., such persons as may be appointed by the Courts.

The arbitration proceedings shall be conducted in accordance with the Arbitration Rules of the S.I.A. for the time being in force which Rules are deemed to be incorporated by reference to this clause.

Arbitrator’s Power to Rectify Contract	37.(2)

Such arbitrator shall have power in an appropriate case to rectify any of the Contract Documents (but not this clause of the Conditions) so as to conform to the true intention of the parties in accordance with the principles of the general law applicable to the rectification of contracts.

Restrictions on Powers of Arbitrator	37.(3)

Such arbitrator shall not in making his final award be bound by any certificate, refusal of certificate, ruling or decision of the Architect under any of the terms of this Contract, but may disregard the same and substitute his own decision on the basis of the evidence before and facts found by him and in accordance with the true meaning and terms of the Contract, provided that: -

Nomination by S.I.A. President		(a)	The nomination and decision of the President (or Vice-President) of the S.I.A. under Articles 3 and 4 of the Contract shall be final and conclusive as provided by the terms of those Articles.

No Written Instruction		(b)

No claim by the Contractor shall be permitted based upon compliance with an order or request of the Architect or of the Employer which is not, pursuant to clause 1(1) of these Conditions, expressed as written instruction or direction of the Architect or confirmed to or by the Architect in writing in accordance with the provisions of that sub-clause.

Directions not Objected To		(c)	A direction of the Architect not objected to by the Contractor pursuant to the provisions of sub-clause 1(5) of the Conditions shall be conclusive to the extent provided for in that sub-clause.

Dayworks		(d)	Dayworks payments shall not be recoverable unless the Contractor has complied with the requirements of clause 12(4)(e) of the Conditions.

Measurement		(e)	In the special circumstances set out in clauses 12(3) and 13(3) of the Conditions, the quantities measured by the Quantity Surveyor shall be final and conclusive.

No Notice Claiming Extension of Time		(f)	Extensions of time shall not be granted in any case where the Contractor fails to comply with the requirements of clause 23(2) of the Conditions.

Certificate of Partial Re-entry		(g)	A Certificate of Partial Re-entry shall be final and binding to the extent stated in clause 26(3) of the Conditions.

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(h)

Pursuant to clause 31(13) of these Conditions, temporary effect shall be given to all certificates (other than a Cost of Termination or Termination Delay Certificate under clause 32(g) of these Conditions), whether for payment or otherwise, granted (or refused) by the Architect, and to all rulings and decisions required of him for the purpose of issuing certificates under the terms of the Contract, until final award (or, where the courts may for any reason be seised of a dispute, until final judgment), save only that in cases where no ruling or decision has been made or certificate given or refused by the Architect (as to which an arbitrator or the Courts may if necessary receive evidence from the Architect) or in the case of a Cost of Termination or Termination Delay Certificate, or of any matter in relation to which the Architect has no power to decide or certify under the terms of the Contract, an arbitrator or the Courts, as the case may be, may deal with a matter whether in interlocutory proceedings or by way of Interim Award or in any other way, before final award or judgment.

Effect of Architect’s Certificates

(i)

The power of the Architect to issue a further certificate under clause 31(6) of the Conditions shall continue until his Final Certificate notwithstanding the prior commencement of proceedings by way of arbitration or in the Courts, to which further certificate full effect shall be given by the Courts or an arbitrator until final award or judgment.

Amending Certificates

(j)

Full effect shall be given to any other express provisions of the Contract Documents which may confer special finality on a certificate or notice (including in particular sub- clauses 32(4) and 32(5) of the Conditions) or which may bar or prevent a claim or defence being advanced by either party against the other.

Other Contract Provisions

37.(4)

For the avoidance of doubt, in any case where for any reason the Courts and not an arbitrator are seised of a dispute between the parties, the Courts shall have the same powers as an arbitrator appointed under this clause.

Courts to have same Powers

37.(5)		An arbitration under this Contract may be commenced at any time notwithstanding that the Works are not complete.	Early Arbitration

37.(6)

An arbitrator or the Courts shall have power to award interest at full commercial rates in favour of the Contractor to take account of under-certification or underpayment at any stage of the Contract, and in favour of the Employer in all cases of overpayment.

Interest

37.(7)

An arbitrator or the Courts shall have power to order repayment of sums allowed or overpaid by either party to the other whether under a mistake of fact or of law or pursuant to any certificate of the Architect, or whether previously awarded or adjudged in any interlocutory proceedings in accordance with any such certificate.

Overpayment

37.(8)

Where any dispute or part of a dispute between the Employer and the Contractor relates to the work or goods or materials of a Nominated Sub-Contractor or Supplier (or a Designated Sub-Contractor or Supplier whose work, goods or materials are the subject of a P.C. Item) and arises out of (or is connected with the same facts as a dispute or part of a dispute between the Contractor and such Sub-Contractor or Supplier, the Employer and Contractor will use their best endeavours to ensure that the same arbitrator shall hear the dispute or part of a dispute under this Contract and the dispute or part of a dispute under such sub-contract. To this end the Employer or the Contractor may apply, if necessary unilaterally, either to the President of the S.I.A. or the Courts, for the appointment of such an arbitrator, notwithstanding any previous appointment of an arbitrator or arbitrators, and for their replacement by a single arbitrator, in which event any previous appointments shall lapse, in whole or in part, as the case may be, upon any such later appointment. Such single arbitrator if appointed shall have power to hear the evidence in one dispute immediately before or after or at the same time as the evidence in the other dispute, and generally to act as closely as possible in both arbitrations in accordance with the general principles of third party procedure in the Courts and to make any such orders as to indemnity, contribution, and costs between any of the parties before him as may be appropriate.

Same Arbitrator as Nominated Sub- Contract Disputes

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Arbitration Clause may lapse if not same Arbitrator	37.(9)

If for any reason, in a case where a dispute under this Contract relates to work, goods or materials as aforesaid and arises out of or is connected with the same facts as a dispute under any sub-contract referred to in sub-clause (8) hereof, the same arbitrator cannot be or is not appointed to hear both disputes, or if the Courts and not an arbitrator are seised of the dispute in the sub-contract then, to the extent only that it applies to such a dispute, this arbitration clause shall, in the absence of contrary agreement between the parties hereto, lapse and cease to have effect and the authority of any arbitrator already appointed under it shall be deemed to be revoked to this extent in relation to any such dispute or part of a dispute.

Limitation of Actions	37.(10)

In any case where a dispute under this Contract is commenced by way of arbitration but is for any reason subsequently required to be dealt with in the Courts, or vice versa, the later proceedings shall be deemed to have been commenced for purposes of limitation of action at the date when the earlier proceedings were commended, provided that there has been no unreasonable delay by the claimant or plaintiff, as the case may be, in initiating or pursuing the later proceedings.

Refusal of Stay by Courts	37.(11)

None of the provisions of this Condition shall be construed so as to limit or prevent either party from requesting the Courts to exercise their discretion to revoke the appointment of any arbitrator or refuse a stay of proceedings in any case where third parties (including in particular a sub-contractor or supplier or the Architect or Quantity Surveyor or a Consultant) are also involved either directly or indirectly in a dispute with or between the parties to this Contract.

37.(12)

For the avoidance of doubt, where a number of matters are in dispute between the Employer and Contractor, and also between the Contractor and a Nominated or Designated Sub-Contractor or Supplier, not all of which qualify as a dispute under sub-clause (8) hereof, the provisions of sub-clauses (8) and (9) hereof shall, in the absence of agreement, apply only to such matters of dispute as do so qualify.

	38.		MEDIATION CLAUSE

Notwithstanding clause 37 (1) of the Conditions, upon the agreement of both the Employer and the Contractor, the Parties may refer their dispute as to any matter arising under or out of or in connection with this Contract or under or out of or in connection with the carrying out of the Works and whether in contract or in tort, or as to any direction or instruction or certificate of the Architect or as to the contents of or granting or refusal of or reasons for any such direction, instruction or certificate for mediation under the Mediation Rules of the SIA before a mediator to be appointed by the President or Vice-President for the time being of the SIA.

For the avoidance of doubt, prior reference of the dispute to mediation under this clause shall not be a condition precedent for its reference to arbitration by either the Contractor or the Employer, nor shall any of their rights to refer the dispute to arbitration pursuant to sub-clause 37(1) of the Conditions be in any way prejudiced or affected by this sub-clause.

	39.		ADDITIONAL OPTIONAL CLAUSE FOR FLUCTUATIONS

Steel Bar Reinforcement	39.(1)

The Contract Sum shall be adjusted upwards or downwards to take account of any rise or fall respectively during the currency of the Contract in the quoted prices of Natsteel Ltd of Singapore for such steel bar reinforcement as may be used in the Works. For the purpose of this clause of the Conditions the Specification or other Contract Documents shall specify a Base Date for Steel Bar Reinforcement, with or without a list of prices at the Base Date. On delivery of steel bar reinforcement to the Site the Contractor shall

(a)

In the case of steel bar reinforcement purchased from Natsteel Ltd, be paid or give credit for the difference between his invoice prices for the steel and the stipulated Base Date prices or, if no such prices are stipulated, the prices ruling at the Base Date.

Applicable only if initialled by or on behalf of the Employer or otherwise expressly incorporated in the Contract.

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(b)

In the case of steel bar reinforcement purchased from other sources, be paid or give credit for the difference between the prices for steel bar reinforcement of that type and kind quoted by Natsteel Ltd at the date of delivery to the Site and the aforesaid Base Date Prices.

39.(2)

The Contract Sum shall be adjusted upwards or downwards to take account of any rise or fall respectively during the currency of the Contract in the market price of cement ruling in Singapore. For the purpose of this clause the Specification or other Contract Documents shall specify a Base Date with or without a list of the market prices for cement ruling at Base Date. On delivery of cement to the site the Contractor shall be paid or give credit for the difference between the market price ruling at the date of delivery or the actual price paid by the Contractor or any sub-contractor (whichever is the lower) and the stipulated Base Date prices, or if no such prices are stipulated, the market prices for cement ruling at the specified Base Date.

Cement

39.(3)		Effect shall be given to this clause upon an Interim Certificate under clause 31 of the Conditions.	Interim Payment

39.(4)

In the event of the Contractor failing to complete the Works by the Contract or extended Contract Completion Date, whichever is later, no further upward adjustment of the Contract Sum in respect of Steel Bar Reinforcement or Cement shall be permitted beyond the price ruling at the date of default certified by the Architect in his Delay Certificate.

Contractor in Delay

39.(5)

This clause shall apply to steel or cement purchased by any sub-contractors (but not to Nominated Sub-Contractors or Suppliers or Designated Sub-Contractors or Suppliers whose work is the subject of a P.C. Item, unless expressly incorporated into their subcontracts).

40.		ADDITIONAL OPTIONAL CLAUSE PERMITTING INSURANCE EXCESS*

The insurance required to be taken out by the Contractor under clauses 19 and 20 of the Conditions shall, in those cases where payment for the insurance is required to be made under a Provisional Sum of P.C. Item, be subject to such limitations by way or insurance excesses to be borne by the insured in any event as are stipulated in the Specification or other Contract Documents and may at the Contractor’s discretion be so subject to the stipulated excesses in those cases where the Contract Sum will not be adjusted under the terms of the Contract to take account of the cost of the insurance in question. In the case of the insurance monies under clause 20 of the Conditions, their release by instalments under the terms of sub-clause (2) of that Condition shall also have regard to any shortfall or deficit in the monies so paid arising from the presence of a permitted excess under this Condition.

* Applicable only if initiated by or on behalf of the Employer or otherwise expressly incorporated in the Contract.

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SCHEDULE OF AMENDMENTS

(Articles and Conditions of Building Contract)

Lump Sum Contract

SINGAPORE INSTITUTE OF ARCHITECTS

SIXTH EDITION AUGUST 1999		CHANGED TO

Article 2 (b)

The expression “Schedule of Rates” wherever used in this contract shall include any document, however entitled or described, which is signed by the Employer and Contractor as a Contract Document and which is intended to be used for the purpose of valuing variations, or in assisting in the calculation of interim payment in accordance with sub-clause 31(2) or (3) of the Conditions.

The expression “Schedule of Rates” wherever used in this contract shall include any document, however entitled or described, which is signed by the Employer and Contractor as a Contract Document and which is intended to be used for the purpose of valuing variations, or in assisting in the calculation of interim payment in accordance with sub-clause 31(4) or (5) of the Conditions.

[Note: amendments in bold]

Article 2 (c)

Interim payment shall be by fixed instalments of the Contract Sum payable on completion of defined stages of the work in accordance with clause 31(3) of the Conditions and the Appendix to the Contract or other Contract Documents.

Interim payment shall be by fixed instalments of the Contract Sum payable on completion of defined stages of the work in accordance with clause 31(5) of the Conditions and the Appendix to the Contract or other Contract Documents.

[Note: amendments in bold]

Article 2 (d)	Interim payment shall be by periodical valuation of the Work in accordance with clause 31(2) of the Conditions and the Appendix to the Contract.	Interim payment shall be by periodical valuation of the Work in accordance with clause 31(4) of the Conditions and the Appendix to the Contract. [Note: amendments in bold]

Article 9	Not in existence

In this Contract, unless the context otherwise requires:

(a) “SOP Act” means the Building and Construction Industry Security of Payment Act 2004 or any subsequent amendment thereto.

(b) “SOP Regulations” means the Building and Construction Industry Security of Payment Regulations 2005 or any remaking thereof or any amendment to the regulation therein.

(c) “Payment claim” shall have the same meaning and effect as the words “payment claim” in the SOP Act and SOP Regulations.

(d) “Payment response” shall have the same meaning and effect as the words “payment response” in the SOP Act and SOP Regulations.

(e) “Progress payment” shall have the same meaning and effect as the words “progress payment” in the SOP Act and SOP Regulations.

(f) “Supply contract” shall have the same meaning and effect as the words “supply contract” in the SOP Act and SOP Regulations.

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SIXTH EDITION AUGUST 1999		CHANGED TO

Clause 12. (4)(g)

In the case of an obvious accidental error in the rates or prices quoted by the Contractor resulting in a grossly excessive or inadequate rate or price, the Quantity Surveyor (subject to clause 13(2) of the Conditions) may apply a reasonable rate or price in line with the Contractor’s general level of rates or prices, but only to any difference between the original contract quantities and the actual quantities.

In the case of an obvious accidental error in the rates or prices quoted by the Contractor resulting in a grossly excessive or inadequate rate or price, the Quantity Surveyor may apply a reasonable rate or price in line with the Contractor’s general level of rates or prices, but only to any difference between the original contract quantities and the actual quantities.

[Note: the words in bold have been omitted]

Clause 20.(2) Application of Insurance Monies

Upon the occurrence of any loss or damage to the Works or unfixed materials or goods prior to completion from any cause whatsoever the Contractor shall (subject to clause 3(3) of these Conditions) proceed immediately to restore, replace or repair the same free of charge, save only that any monies, if and when received, from the insurance under this clause shall be paid in the first place to the Employer and then (less only the aforesaid percentage for professional fees if any) released to the Contractor by instalments on the interim certificate of the Architect, calculated as from the date of receipt of the monies in proportion to the extent of the work of restoration, replacement or repair previously carried out by the Contractor, but having regard also to any likely shortfall or deficit in the money so paid, whether under clause 39 of the Conditions or otherwise, and to the Contractor’s consequential obligation in such event to reinstate an appropriate proportion of the loss or damage represented by such shortfall or deficit free of charge, whether under clause 39 of the Conditions or otherwise. Provided that if any loss or damage to the Works covered as an insured risk under this clause has itself been caused by the willful or negligent act of the Employer or of other persons for whom he is responsible without fault on the part of the Contractor, or if the Contractor is entitled to an indemnity from the Employer in respect of the loss or damage under clause 2(3) or any other clause of the Conditions, the Architect shall certify payment in favour of the Contractor on interim certificate in advance of the receipt of any insurance monies, and in addition shall make no deduction in respect of any shortfall or deficit under the policy if such has been previously agreed to or permitted under the Contract.

Upon the occurrence of any loss or damage to the Works or unfixed materials or goods prior to completion from any cause whatsoever the Contractor shall (subject to clause 3(3) of these Conditions) proceed immediately to restore, replace or repair the same free of charge, save only that any monies, if and when received, from the insurance under this clause shall be paid in the first place to the Employer and then (less only the aforesaid percentage for professional fees if any) released to the Contractor by instalments on the interim certificate of the Architect, calculated as from the date of receipt of the monies in proportion to the extent of the work of restoration, replacement or repair previously carried out by the Contractor, but having regard also to any likely shortfall or deficit in the money so paid, whether under clause 40 of the Conditions or otherwise, and to the Contractor’s consequential obligation in such event to reinstate an appropriate proportion of the loss or damage represented by such shortfall or deficit free of charge, whether under clause 40 of the Conditions or otherwise. Provided that if any loss or damage to the Works covered as an insured risk under this clause has itself been caused by the wilful or negligent act of the Employer or of other persons for whom he is responsible without fault on the part of the Contractor, or if the Contractor is entitled to an indemnity from the Employer in respect of the loss or damage under clause 2(3) or any other clause of the Conditions, the Architect shall certify payment in favour of the Contractor on interim certificate in advance of the receipt of any insurance monies, and in addition shall make no deduction in respect of any shortfall or deficit under the policy if such has been previously agreed to or permitted under the Contract.

[Note: amendments in bold]

Clause 23. (1)(n)	Clause 23. (1)(n)	Renumbered to clause 23. (1)(o)

	Not in existence	Valid suspension of work under clause 33 (4) or 33 (5)of these Conditions.

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SIXTH EDITION AUGUST 1999		CHANGED TO
Clause 23.(1)(o)	Clause 23. (1)(o)	Renumbered to clause 23. (1)(p)
Clause 23. (1)(p)	Clause 237(1)(p)	Renumbered to clause 23. (1)(q)

Clause 24. (3) Termination of Delay and Further Delay

If while the Contractor is continuing work subsequent to the issue of a Delay Certificate, the Architect gives instructions or matters occur which would entitle the Contractor to an extension of time under clauses 23(1)(f)(g)(h)(i)(j)(k)(n) and (o) of the Conditions, and if such matters would have entitled the Contractor to an extension of time regardless of the Contractor’s own delay and were not caused by any breach of contract by the Contractor, the Architect shall as soon as possible grant to the Contractor the appropriate further extension of time in a certificate known as a “Termination of Delay Certificate”.

If while the Contractor is continuing work subsequent to the issue of a Delay Certificate, the Architect gives instructions or matters occur which would entitle the Contractor to an extension of time under clauses 23(1)(f)(g)(h)(i)(j)(k)(n)(o) and (p) of the Conditions, and if such matters would have entitled the Contractor to an extension of time regardless of the Contractor’s own delay and were not caused by any breach of contract by the Contractor, the Architect shall as soon as possible grant to the Contractor the appropriate further extension of time in a certificate known as a “Termination of Delay Certificate”.

[Note: additions in bold]

Clause 24.(5) Outstanding Works

Provided that, without prejudice to the Architect’s powers under clause 26(3) of the Conditions, if any minor works are outstanding which can be completed following the removal of the Contractor’s site organisation and all major plant or equipment, and without unreasonable disturbance of the Employer’s full enjoyment and occupation of the property, then upon the Contractor undertaking in writing to complete such outstanding work within such time or times as may be stipulated by the Architect, the Architect may (but shall not be bound to) issue a Completion Certificate, which shall record such outstanding work by way of a schedule attached to the certificate, together with the terms of the agreement with the Contractor for its completion, including any agreement as to withholding and subsequently releasing any part of the Retention Monies otherwise payable on the issue of the certificate in accordance with clause 31(7) of these Conditions.

Provided that, without prejudice to the Architect’s powers under clause 26(3) of the Conditions, if any minor works are outstanding which can be completed following the removal of the Contractor’s site organisation and all major plant or equipment, and without unreasonable disturbance of the Employer’s full enjoyment and occupation of the property, then upon the Contractor undertaking in writing to complete such outstanding work within such time or times as may be stipulated by the Architect, the Architect may (but shall not be bound to) issue a Completion Certificate, which shall record such outstanding work by way of a schedule attached to the certificate, together with the terms of the agreement with the Contractor for its completion, including any agreement as to withholding and subsequently releasing any part of the Retention Monies otherwise payable on the issue of the certificate in accordance with clause 31(9) of these Conditions. [Note: amendments in bold]

Clause 26.(2)(a)

A release to the Contractor of a proportion of the first half of the Retention Monies under clause 31(7) of these Conditions in respect of the Occupied Part, based upon the certified approximate value of the Occupied Part relative to the certified approximate forecast value of the Works as a whole, shall be made within 14 days of the re-entry by the Employer. Such release shall be further proportionately increased when any outstanding work in the Occupied Part is certified by the Architect as completed by the Contractor.

A release to the Contractor of a proportion of the first half of the Retention Monies under clause 31(9) of these Conditions in respect of the Occupied Part, based upon the certified approximate value of the Occupied Part relative to the certified approximate forecast value of the Works as a whole, shall he made within 14 days of the re-entry by the Employer. Such release shall be further proportionately increased when any outstanding work in the Occupied Part is certified by the Architect as completed by the Contractor. [Note: amendments in bold]

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SIXTH EDITION AUGUST 1999		CHANGED TO
Clause 26.(2)(b)

The Maintenance Period of the Occupied Part (save in regard to any outstanding work as aforesaid) shall be deemed to commence upon the said date of re-entry and the provisions of clause 27 of these Conditions in regard to the making good of defects and the issue by the Architect of a Maintenance Certificate shall apply separately and independently to the Occupied Part, and a release of the second half of the Retention Monies calculated on the same basis as the first half (but taking account, if it be the case, of any outstanding work at the time of release of the first half now entirely completed) shall take place separately and independently in relation to the Occupied Part (together with an appropriate reduction made at that stage in the Limit of Retention under clause 31(6) of these Conditions for the remaining Works) at the expiry of the Maintenance Period of the Occupied Part or the issue of its Maintenance Certificate, whichever is the later.

The Maintenance Period of the Occupied Part (save in regard to any outstanding work as aforesaid) shall be deemed to commence upon the said date of re-entry and the provisions of clause 27 of these Conditions in regard to the making good of defects and the issue by the Architect of a Maintenance Certificate shall apply separately and independently to the Occupied Part, and a release of the second half of the Retention Monies calculated on the same basis as the first half (but taking account, if it be the case, of any outstanding work at the time of release of the first half now entirely completed) shall take place separately and independently in relation to the Occupied Part (together with an appropriate reduction made at that stage in the Limit of Retention under clause 31(8) of these Conditions for the remaining Works) at the expiry of the Maintenance Period of the Occupied Part or the issue of its Maintenance Certificate, whichever is the later.

[Note: amendments in bold]

Clause 27.(4) Allowance for Defect

Provided that in lieu of requiring the Contractor to make good defects under sub-clause (1) or (2) or exercising the powers in sub-clause (3) hereof, the Architect may, in any case where the cause is a breach of contract by the Contractor or by any sub-contractor or supplier as aforesaid, give a direction that a defect be not remedied, and instead that there should be a reduction in the Contract Sum to be assessed by the Quantity Surveyor representing the reduced value of the work to the Employer, or any savings in cost obtained by the Contractor which the defective work may have involved, whichever is the greater. Such reduction may be effected in the certificate of the Architect releasing the second half of the Retention Monies under clause 31(8) of these Conditions, in a certificate issued under clause 31(4) of these Conditions or alternatively shall be taken into account by the Architect in his Final Certificate.

Provided that in lieu of requiring the Contractor to make good defects under sub-clause (1) or (2) or exercising the powers in sub-clause (3) hereof, the Architect may, in any case where the cause is a breach of contract by the Contractor or by any sub-contractor or supplier as aforesaid, give a direction that a defect be not remedied, and instead that there should be a reduction in the Contract Sum to be assessed by the Quantity Surveyor representing the reduced value of the work to the Employer, or any savings in cost obtained by the Contractor which the defective work may have involved, whichever is the greater. Such reduction may be effected in the certificate of the Architect releasing the second half of the Retention Monies under clause 31(10) of these Conditions, in a certificate issued under clause 31(6) of these Conditions or alternatively shall be taken into account by the Architect in his Final Certificate. [Note: amendments in bold]

Clause 29. (2)(b)(iv)

a sub-contractor or supplier is not prepared to accept liability for liquidated or other damages for delay which are reasonable having regard to the Contractor’s own liability for delay under this Contract, and to the extent to which the sub-contractor’s or supplier’s progress or delivery or completion dates are or may be critical to the Contractor’s progress and productivity; or

a sub-contractor or supplier is not prepared to accept liability for general damages for delay which are reasonable having regard to the Contractor’s own liability for delay under this Contract, and to the extent to which the sub-contractor’s or supplier’s progress or delivery or completion dates are or may be critical to the Contractor’s progress and productivity; or [Note: amendments in bold]

Clause 29. (2)(b)(v)	Clause 29. (2)(b)(v)	Delete in its entirety

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SIXTH EDITION AUGUST 1999		CHANGED TO

Clause 29.2(b)(vi)

a sub-contractor for work or work and materials or goods is not prepared to accept terms for termination of the sub-contract by the Contractor upon the certificate of the Architect that the sub-contractor is in default on one of the grounds stated in clauses 32(3)(d), (e) and (g) of these Conditions; or

Renumbered to clause 29. (2)(v)

a sub-contractor for work or work and materials or goods is not prepared to accept terms for termination of the sub-contract by the Contractor upon the certificate of the Contractor that the sub-contractor is in default on one of the grounds stated in clauses 32(3)(d), (e) and (g) of these Conditions; or

[Note: amendments in bold]

Clause 29.2(b)(vii)	Clause 29.2(b)(vii)	Renumbered to clause 29. (2)(vi)

Clause 29.2(b)(viii)	Clause 29.2(b)(viii)	Renumbered to clause 29. (2)(vii)

Clause 30.(1) Certification and Payment

Interim certificates of the Architect in favour of the Contractor under clause 31 of these Conditions shall state separately the amounts in each certificate due to each individual Nominated Sub-Contractor or Supplier (or to Designated Sub-Contractors or Suppliers whose work or materials or goods are the subject of a P.C. Item) as the value of their work, goods or materials carried out or delivered at the relevant date under that clause, ~~Contractor to such Nominated or Designated Contractors or-Suppliers, less retention monies within 14 days of receipt by the Contractor from the Employer of the amounts so due under the certificate of the Architect.~~

Interim certificates of the Architect in favour of the Contractor under clause 31 of these Conditions shall state separately the amounts in each certificate due to each individual Nominated Sub-Contractor or Supplier (or to Designated Sub-Contractors or Suppliers whose work or materials or goods are the subject of a P.C. Item) as the value of their work, goods or materials carried out or delivered at the relevant date under that clause.

Clause 31. (1) Interim Payment	In existence	Delete in its entirety

Not in existence

Clause 31.(1) Progress Payments

The Contractor shall be entitled to progress payments for the Works carried out or supplied under this Contract by way of:

(a) fixed instalments of the Contract Sum payable on certified completion of defined stages of the work as identified and set out in the Appendix; or

(b) periodic valuation of the Works or part thereof carried out by the Contractor.

Clause 31. (2) Interim Valuation	Clause 31. (2) Interim Valuation	Renumbered to clause 31. (4)

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SIXTH EDITION AUGUST 1999		CHANGED TO

Clause 31. (2)(e)

In the case of Designated (where the subject of a P.C. Item) or Nominated Sub-Contractors or Suppliers, a valuation, separately stated in accordance with clause 30(1)(a) of these Conditions, of all work properly done and materials or goods delivered, but subject always to any terms as to payment in the sub-contract, and to any further adjustments under clause 30(1) (b).

Renumbered to clause 317(4)(e) In the case of Designated (where the subject of a P.C. Item) or Nominated Sub-Contractors or Suppliers, a valuation, separately stated in accordance with clause 30(1) of these Conditions, of all work properly done and materials or goods delivered, but subject always to any terms as to payment in the sub-contract.

[Note: amendments in bold]

Clause 31. (2)(h)

Deducted from the total of the preceding paragraphs any adjustments of or reductions in the Contract Sum or any other sums to which the Employer may be entitled under the terms of the Contract (but not any sums deductible by the Employer for liquidated damages for delay or for payments direct of sub-contractors under clause 30(2) of these Conditions, or under any provision in the Contract Documents entitling the Employer to deduct, which sums shall in all cases be deductible at the discretion of the Employer at any time and only if so deducted shall then be recorded by the Architect in subsequent certificates).

Renumbered to Clause 31.(4)(h)

Deducted from the total of the preceding paragraphs any adjustments of or reductions in the Contract Sum or any other sums to which the Employer may be entitled under the terms of the Contract (but not any sums deductible by the Employer for liquidated damages for delay, or under any provision in the Contract Documents entitling the Employer to deduct, which sums shall in all cases be deductible at the discretion of the Employer at any time and only if so deducted shall then be recorded by the Architect in subsequent certificates).

[Note: the words in bold have been omitted]

Not in existence

Clause 31. (2) Payment Claim

(a) The Contractor shall be entitled to serve on the Employer a payment claim (a copy of which shall be forwarded to the Architect) as follows:

(i)     where pursuant to clause 31.(1)(b), the progress payment is to be based on periodic valuation, the Contractor shall submit the payment claim on the last day of each month following the month in which the Contract is made (or otherwise by such time or on such day specified in the Appendix); or

(ii)    where pursuant to clause 31.(1)(a), the progress payment is to be by stage instalments, on the certified completion of the relevant stage.

(b)    If the time for the submission of any payment claim under the preceding paragraph falls due on a day which is Saturday, Sunday, Statutory or Public Holiday the Contractor shall submit the payment claim either on the day before or next following that date which itself is not a Saturday, Sunday, Statutory or Public Holiday.

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SIXTH EDITION AUGUST 1999		CHANGED TO

(c)    Provided that if the Contractor submits a payment claim before the time stipulated herein for the making of that claim, such early submission shall not require the Architect to issue the interim certificate or the Employer his payment response in respect of that payment claim earlier than would have been the case had the Contractor submitted the payment claim in accordance with the Contract.

Clause 31. (3) Stage Instalments

Where pursuant to Article 2 interim payment is to be by stage instalments, payments shall be made in accordance with the Appendix (or any of the other Contract Documents) upon certified completion of the relevant stages but, unless otherwise expressly agreed in the Contract Documents, adjustments to the Contract Sum for variations, Provisional Sum, P.C. Sum or Contingency Sum work, or under any other provision in the Contract, shall be made on completion of each stage and added to or subtracted from the relevant instalment of the Contract Sum. Such adjustments shall be made in accordance with the principles in paragraphs (b), (d) and (e) of sub-clause (2) of this Condition, together with any further adjustments under paragraphs (f), (g) and (h) of sub-clause (2). Completion of any relevant stage shall be sufficiently certified by the Architect in an Interim Certificate certifying the payment due for that stage. For the avoidance of doubt the provisions as to unfixed goods and materials in paragraph (c) of sub-clause (2), and as to retention monies in sub-clauses (5), (6), (7) and (8) of this Condition, shall not apply to stage payments under this sub-clause.

Renumbered to clause 31. (5)

Where pursuant to Article 2 interim payment is to be by stage instalments, payments shall be made in accordance with the Appendix (or any of the other Contract Documents) upon certified completion of the relevant stages but, unless otherwise expressly agreed in the Contract Documents, adjustments to the Contract Sum for variations, Provisional Sum, P.C. Sum or Contingency Sum work, or under any other provision in the Contract, shall be made on completion of each stage and added to or subtracted from the relevant instalment of the Contract Sum. Such adjustments shall be made in accordance with the principles in paragraphs (b), (d) and (e) of sub-clause (4) of this Condition, together with any further adjustments under paragraphs (f), (g) and (h) of sub-clause (4). Completion of any relevant stage shall be sufficiently certified by the Architect in an Interim Certificate certifying the payment due for that stage. For the avoidance of doubt the provisions as to unfixed goods and materials in paragraph (c) of sub-clause (4), and as to retention monies in sub-clauses (7), (8), (9) and (10) of this Condition, shall not apply to stage payments under this sub-clause.

[Note: amendments in bold]

Not in existence

Clause 31. (3) Interim Certificate

Within 14 days after receipt of the payment claim or the time by or the day on which the Contractor is required under clause 31(2) to submit his payment claim, whichever is later, the Architect shall (subject to the provision of adequate vouchers and information by the Contractor) issue an Interim Certificate for payment to the Contractor (copy of which shall be forwarded to the Employer) subject to the provisions of clause 31(15) of these Conditions.

Clause 31. (4) Correcting Earlier Certificates	Clause 31. (4) Correcting Earlier Certificates	Renumbered to clause 31. (6)

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SIXTH EDITION AUGUST 1999		CHANGED TO

Clause 31. (5) Sums to be certified

Clause 31. (5) Sums to be certified

Except where, pursuant to Article 2, Interim Payment is to be by stage instalments, the sums stated as due in an Interim Certificate shall be calculated (unless otherwise stated in the Appendix) at the rate of 90% of the value of work done in accordance with clause 31(2) hereof and at the rate of 80% of properly protected materials or goods delivered to the site but not yet fixed and not prematurely delivered, from the total of which shall be deducted all sums previously certified by the Architect. In appropriate cases the Architect shall have power to issue a negative certificate showing sums overpaid or otherwise due to the Employer, which shall thereupon be a debt due to the Employer.

Renumbered to clause 31. (7)

Except where, pursuant to Article 2, Interim Payment is to be by stage instalments, the sums stated as due in an Interim Certificate shall be calculated (unless otherwise stated in the Appendix) at the rate of 90% of the value of work done in accordance with clause 31(4) hereof and at the rate of 80% of properly protected materials or goods delivered to the site but not yet fixed and not prematurely delivered, from the total of which shall be deducted all sums previously certified by the Architect. In appropriate cases the Architect shall have power to issue a negative certificate showing sums overpaid or otherwise due to the Employer, which shall thereupon be a debt due to the Employer.

[Note: amendments in bold]

Clause 31. (6) Retention Monies

Clause 31. (6) Retention Monies

The percentages not paid pursuant to sub- clause 31(5) hereof shall be known as “Retention Monies”, but shall be subject to the sum or percentage (if any) stated as the Limit of Retention in the Appendix hereto. On this limit being reached, any further balance of Retention Monies calculated pursuant to clause 31(5) shall be payable to the Contractor.

Renumbered to clause 31. (8)

The percentages not paid pursuant to sub- clause 31(7) hereof shall be known as “Retention Monies”, but shall be subject to the sum or percentage (if any) stated as the Limit of Retention in the Appendix hereto. On this limit being reached, any further balance of Retention Monies calculated pursuant to clause 31(7) shall be payable to the Contractor.

Clause 31. (7) First Release of Retention	Clause 31. (7) First Release of Retention	Renumbered to clause 31. (9)

Clause 31. (8) Second Release of Retention	Clause 31. (8) Second Release of Retention	Renumbered to clause 31. (10)

Clause 31. (9) Final Claim Documents	Clause 31. (9) Final Claim Documents	Renumbered to clause 31. (11)

Clause 31. (10)(a) Final Certificate	Clause 31. (10)(a) Final Certificate	Renumbered to clause 31. (12)(a)

Clause 31. (10)(b) Outstanding Balances of Nominated Sub-Contractors and Suppliers	Clause 31. (10)(b) Outstanding Balances of Nominated Sub-Contractors and Suppliers	Renumbered to clause 31. (12)(b)

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SIXTH EDITION AUGUST 1999		CHANGED TO

Clause 31. (11) Effect of Clause Architect’s Certificate

31. (11) Effect of Architect’s Certificate

No certificate of the Architect under this Contract shall be final and binding in any dispute between the Employer and the Contractor, whether before an arbitrator or in the Courts, save only that, in the absence of fraud or improper pressure or interference by either party, full effect by way of Summary Judgment or Interim Award or otherwise shall, in the absence of express provision, be given to all decisions and certificates of the Architect (other than a Cost of Termination Certificate or a Termination Delay Certificate under clause 32(8) of these Conditions), whether for payment or otherwise, until final judgment or award, as the case may be, and until such final judgment or award such decision or certificates shall (save as aforesaid and subject to sub-clause (4) of this condition) be binding on the Employer and the Contractor in relation to any matter which, under the terms of the Contract, the Architect has a fact taken into account or allowed or disallowed, or any disputed matter upon which under the terms of the Contract he has as a fact ruled, in his certificates or otherwise. The Architect shall in all matters certify strictly in accordance with the terms of the Contract. In any case of doubt the Architect shall, at the request of either party, state in writing within 28 days whether he has as a fact taken account of or allowed or disallowed or ruled upon any matter in his certificates, if so identifying any certificate and indicating the amount (if any) taken into account or allowed or disallowed, or the nature of any ruling made by him, as the case may be.

Renumbered to clause 31. (13)

No certificate of the Architect under this Contract shall be final and binding in any dispute between the Employer and the Contractor, whether before an arbitrator or in the Courts, save only that, in the absence of fraud or improper pressure or interference by either party, full effect by way of Summary Judgment or Interim Award or otherwise shall, in the absence of express provision, be given to all decisions and certificates of the Architect (other than a Cost of Termination Certificate or a Termination Delay Certificate under clause 32(8) of these Conditions), whether for payment or otherwise, until final judgment or award, as the case may be, and until such final judgment or award such decision or certificates shall (save as aforesaid and subject to sub-clause (6) of this condition) be binding on the Employer and the Contractor in relation to any matter which, under the terms of the Contract, the Architect has a fact taken into account or allowed or disallowed, or any disputed matter upon which under the terms of the Contract he has as a fact ruled, in his certificates or otherwise. The Architect shall in all matters certify strictly in accordance with the terms of the Contract. In any case of doubt the Architect shall, at the request of either party, state in writing within 28 days whether he has as a fact taken account of or allowed or disallowed or ruled upon any matter in his certificates, if so identifying any certificate and indicating the amount (if any) taken into account or allowed or disallowed, or the nature of any ruling made by him, as the case may be.

Clause 31. (12) Limit on Certifying Power	Clause 31. (12) Limit on Certifying Power	Renumbered to clause 31. (14)

Not in existence

Clause 31. (15) Payment Response

Within 21 days after the payment claim is served on the Employer by the Contractor, the Employer shall respond to the payment claim by providing, or causing to be provided, a payment response to the Contractor who shall be entitled to payment of any sum stated therein as due to the Contractor on the date or within the period provided under clause 31(16) of these Conditions.

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SIXTH EDITION AUGUST 1999		CHANGED TO

Not in existence

Clause 31. (16) Payment of Contractor

The Contractor will be paid progress payment on the date immediately upon the expiry of 35 days after (or otherwise by such time or on such day specified in the Appendix), if the Contractor is a taxable person under the Goods and Services Tax Act who has submitted to the Employer a tax invoice for the progress payment, in accordance to and in compliance with section 8 of the SOP Act, the date the tax invoice is submitted to the Employer, or in any other case, the date on which or the period within which the payment response is required to be provided under clause 31(15) hereof (or otherwise by such time or on such day specified in the Appendix).

Clause 32. (8)(a)

No further sum shall be certified as due to the Contractor until the issue by the Architect of the Completion Cost Certificate hereinafter mentioned in this sub-clause nor shall the Employer be bound to pay any sums previously certified if not already paid.

No further sum shall be certified as due to the Contractor until the issue by the Architect of the Cost of Termination Certificate hereinafter mentioned in this sub-clause nor shall the Employer be bound to pay any sums previously certified if not already paid.

[Note: amendments in bold]

Clause 32. (11) Architect’s Certificate Not Binding

In accordance with clauses 31(11) and 37(3) (h) of these Conditions, the Cost of Termination and Termination Delay Certificates under sub-clause (8) of this Condition shall not be binding on either party before final judgment or award.

In accordance with clauses 31(13) and 37(3) (h) of these Conditions, the Cost of Termination and Termination Delay Certificates under sub-clause (8) of this Condition shall not be binding on either party before final judgment or award.

[Note: amendments in bold]

Clause 33. (1)(b)	In existence	Delete in its entirely

Clause 33.(1)(c)	Clause 33.(1)(c)	Renumbered as Clause 33.(1)(b)

Clause 33.(1)(d)	Clause 33.(1)(d)	Renumbered as Clause 33.(1)(c)

Clause 33.(2) Contents of and Time for Contractor’s Notice

Any Notice of Termination by the Contractor under this clause shall take immediate effect, but must be given within a further 14 days of the expiry of the prior notices referred to in paragraphs (a), (b) and (d) of sub-clause (1) of this Condition or within 2 months of the Contractor becoming aware of any matter relied on under paragraph (c), and shall in all cases as a condition precedent to its validity state the ground on which the Notice of Termination is given. Failing service of Notice of Termination in the relevant cases within the further period of 14 days, any Notice of Termination served subsequently shall be of no effect unless supported by further prior notices expiring within the required period before the later Notice of Termination.

Any Notice of Termination by the Contractor under this clause shall take immediate effect, but must be given within a further 14 days of the expiry of the prior notices referred to in paragraphs (a), (b) and (c) of sub-clause (1) of this Condition or within 2 months of the Contractor becoming aware of any matter relied on under paragraph (b), and shall in all cases as a condition precedent to its validity state the ground on which the Notice of Termination is given. Failing service of Notice of Termination in the relevant cases within the further period of 14 days, any Notice of Termination served subsequently shall be of no effect unless supported by further prior notices expiring within the required period before the later Notice of Termination.

[Note: amendments in bold]

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SIXTH EDITION AUGUST 1999		CHANGED TO

Clause 33. (4) Power to Suspend Work

Should the Architect fail to issue any certificate at the date required by the Contract, or should he fail to make a statement in writing required under clause 31(11) within the period there stipulated, the Contractor may, after giving one calendar month’s notice in writing, at any time within a further 14 days, but not later, suspend all work, notifying the Employer to that effect in writing, until such time as the Architect shall issue the certificate or statement, as the case may be. Unless the Architect is for any reason justified in not issuing the certificate or statement (including failure to provide any necessary information or notice by the Contractor) the cost of such suspension shall be borne by the Employer and the Contractor shall be entitled to an extension of time therefore. For the avoidance of doubt, no decision or certificate or other action of the Architect in relation to any such suspension shall be binding on either party before final judgment or award, nor shall a disputed suspension prejudice the powers of the Architect under clause 32(3) (d) in a case where the suspension is not in fact justified, or the operation of sub-clauses 32(4) and (5) of the Conditions whether or not the suspension is in fact justified.

Should the Architect fail to issue any certificate at the date required by the Contract, or should he fail to make a statement in writing required under clause 31 (13) within the period there stipulated, the Contractor may, after giving one calendar month’s notice in writing, at any time within a further 14 days, but not later, suspend all work, notifying the Employer to that effect in writing, until such time as the Architect shall issue the certificate or statement, as the case may be. Unless the Architect is for any reason justified in not issuing the certificate or statement (including failure to provide any necessary information or notice by the Contractor) the cost of such suspension shall be borne by the Employer and the Contractor shall be entitled to an extension of time therefore. For the avoidance of doubt, no decision or certificate or other action of the Architect in relation to any such suspension shall be binding on either party before final judgment or award, nor shall a disputed suspension prejudice the powers of the Architect under clause 32(3)(d) in a case where the suspension is not in fact justified, or the operation of sub-clauses 32(4) and (5) of the Conditions whether or not the suspension is in fact justified.

[Note: amendments in bold]

Clause 33. (5) No Power of Architect to Certify	Clause 33. (5) No Power of Architect to Certify	Renumbered to clause 33. (6)

	Not in existence	Clause 33. (5) Power to Suspend Work under SOP The Contractor shall be entitled to suspend work in accordance with and subject to the provisions of sections 23 and 26 of the SOP Act.

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SIXTH EDITION AUGUST 1999		CHANGED TO

Clause 37. (3)(h) Effect of Architect’s Certificates

Pursuant to clause 31(11) of these Conditions, temporary effect shall be given to all certificates (other than a Cost of Termination or Termination Delay Certificate under clause 32(8) of these Conditions), whether for payment or otherwise, granted (or refused) by the Architect, and to all rulings and decisions required of him for the purpose of issuing certificates under the terms of the Contract, until final award (or, where the courts may for any reason be seised of a dispute, until final judgment), save only that in cases where no ruling or decision has been made or certificate given or refused by the Architect (as to which an arbitrator or the Courts may if necessary receive evidence from the Architect) or in the case of a Cost of Termination or Termination Delay Certificate, or of any matter in relation to which the Architect has no power to decide or certify under the terms of the Contract, an arbitrator or the Courts, as the case may be, may deal with a matter whether in interlocutory proceedings or by way of Interim Award or in any other way, before final award or judgment.

Pursuant to clause 31(13) of these Conditions, temporary effect shall be given to all certificates (other than a Cost of Termination or Termination Delay Certificate under clause 32(8) of these Conditions), whether for payment or otherwise, granted (or refused) by the Architect, and to all rulings and decisions required of him for the purpose of issuing certificates under the terms of the Contract, until final award (or, where the courts may for any reason be seised of a dispute, until final judgment), save only that in cases where no ruling or decision has been made or certificate given or refused by the Architect (as to which an arbitrator or the Courts may if necessary receive evidence from the Architect) or in the case of a Cost of Termination or Termination Delay Certificate, or of any matter in relation to which the Architect has no power to decide or certify under the terms of the Contract, an arbitrator or the Courts, as the case may be, may deal with a matter whether in interlocutory proceedings or by way of Interim Award or in any other way, before final award or judgment.

[Note: amendments in bold]

Clause 37. (3)(i) Amending Certificates ‘	The power of the Architect to issue a further certificate under clause 31(4) of the Conditions shall continue until his Final Certificate notwithstanding the prior commencement of proceedings by way of arbitration or in the Courts, to which further certificate full effect shall be given by the Courts or an arbitrator until final award or judgment.

The power of the Architect to issue a further certificate under clause 31(6) of the Conditions shall continue until his Final Certificate notwithstanding the prior commencement of proceedings by way of arbitration or in the Courts, to which further certificate full effect shall be given by the Courts or an arbitrator until final award or judgment.

Clause 38 Mediation Clause	For the avoidance of doubt, prior reference of the dispute to mediation under this clause shall not be a condition precedent for its reference to arbitration by either the Contractor or the Employer, not shall any of their rights to refer the dispute to arbitration pursuant to sub-clause 37(1) of the Conditions be in any way prejudiced or affected by this sub-clause.

For the avoidance of doubt, prior reference of the dispute to mediation under this clause shall not be a condition precedent for its reference to arbitration by either the Contractor or the Employer, nor shall any of their rights to refer the dispute to arbitration pursuant to sub-clause 37(1) of the Conditions he in any way prejudiced or affected by this sub-clause.

[Note: amendments in bold]

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Clause 40 Additional Optional Clause Permitting Insurance Excess

The insurance required to be taken out by the Contractor under clauses 19 and 20 of the Conditions shall, in those cases where payment for the insurance is required to be made under a Provisional Sum of P.C. Item, be subject to such limitations by way of insurance excesses to be borne by the insured in any event as are stipulated in the Specification or other Contract Documents and may at the Contractor’s discretion be so subject to the stipulated excesses in those cases where the Contract Sum will not be adjusted under the terms of the Contract to take account of the cost of the insurance in question. In the case of the insurance monies under clause 20 of the Conditions, their release by instalments under the terms of sub-clause (2) of that Condition shall also have regard to any shortfall or deficit in the monies so paid arising from the presence of a permitted excess under this Condition.

The insurance required to be taken out by the Contractor under clauses 19 and 20 of the Conditions shall, in those cases where payment for the insurance is required to be made under a Provisional Sum of P.C. Item, be subject to such limitations by way or insurance excesses to be borne by the insured in any event as are stipulated in the Specification or other Contract Documents and may at the. Contractor’s discretion be so subject to the stipulated excesses in those cases where the Contract Sum will not be adjusted under the terms of the Contract to take account of the cost of the insurance in question. In the case of the insurance monies under clause 20 of the Conditions, their release by instalments under the terms of sub-clause (2) of that Condition shall also have regard to any shortfall or deficit in the monies so paid arising from the presence of a permitted excess under this Condition.

[Note: amendments in bold]

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APPENDIX

ARTICLE
Type of Contract	2	Lump Sum

LIST OF ADDITIONAL CONTRACT DOCUMENTS	6(t)	Refer to Volumes 2 to 4 of Contract Documents

CLAUSE

FEES AND CHARGES	7(2)	Nil

COMMENCEMENT DATE	10(1)	21ST October 2009

CONTRACT PERIOD	10(1)	SIXTEEN (16) Months

COMPLETION DATE	10(l)	20TH February 2011

(a) AREA OR EXTENT OF SITE	10(2)	Refer to Site Plan – Contract Drawing No. : SG62863-A-001- 02 Rev.A

(b) SPECIAL ACCESS TO BE AFFORDED BY EMPLOYER	10(2)	To comply with Employer’s requirements as stated in Contract Bills of Quantities No. 1

(c) RESTRICTIONS ON POSSESSION	10(2)	To comply with Employer’s requirements as stated in Contract Bills of Quantities No. 1

LIMIT ON AMOUNT INSURED (THIRD PARTY)	19(1)(b)	FULL COVERAGE AMOUNT for any one occurrence and unlimited number of claims

FURTHER RISKS TO BE INSURED (IF ANY)	20(1)	To comply with Employer’s requirements as stated in Contract Bills of Quantities No. 1

PERCENTAGE FOR PROFESSIONAL FEES	20(1)	10%

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APPENDIX

CLAUSE

LIQUIDATED DAMAGES FOR WHOLE WORKS	24(2)	$3000.00 per day

MAINTENANCE PERIOD	27(1)	12 Calendar months from date of Completion Certificate

DATES AND PERIODS FOR ISSUING INTERIM CERTIFICATES (if none stated monthly and not later than seventh day of each calendar month	31(1) and 31(4)	Monthly

PERIOD FOR HONOURING CERTIFICATES (if none stated within 14 days of receipt of certificate or copy of certificate)	31(15)	28 days

RETENTION PERCENTAGES	31(7) and 31(8)	10% for work done 20% for unfixed materials or goods

LIMIT OF RETENTION	31(8)	10% of Contract Sum

SECURITY DEPOSIT	41	10% of Contract Sum

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SUPPLEMENTAL CONDITIONS

The following clauses shall supplement, amend and are to be incorporated into the Articles and Conditions of Contract hereinafter appearing.

Articles of Contract

Article 2:	Type of Contract
.	Delete the sub-article 2(c) in this Contract

Article 3:	Architect
The term “Architect” shall mean authorized personnel from SKM (Singapore) Pte Ltd.

Article 4:	Quantity Surveyor
The term “Quantity Surveyor” shall mean authorized personnel from SKM (Singapore) Pte Ltd.

Article 6(f):	Delete “initiated” in line 3 and replace with “initialed”.

Conditions of Contract

Clause 12:	Variations and Valuation of Additional Payments
In sub-clause 12(4)(g) remove “original” in the fourth line.

Clause 15:	Assignment and Sub-Contracting
In sub-clause (3) delete “and” in the first line and replace with “,”.

Clause 18:	Indemnities to Employer
In sub-clause (1) delete “any act” in the fifth line and replace with “the sole negligence”.

Clause 19:	Insurance Against Injury to Persons and Property and Workmen’s Compensation
In sub-clause (1), insert on line 3 after the words “to maintain” the following: “in the joint names of the Employer as principal, Contractor or sub-contractor as the case may be”

In sub-clause (1a), insert on line 6 after the words “or re-enactment thereof” the following: “or at common law”

Insert new sub-clause 1(d) as follows :

“All of the insurance policies that the Contractor and his sub-contractors are required to maintain under the Contract shall contain provisions that the insurance companies shall have no right of subrogation against the Employer and, to the extent of the liabilities assumed by the Contractor under the Contract, all public liability policies shall be primary insurance and other insurance carried by the Employer shall not be called upon by the Contractor or his sub-contractor’s insurers to contribute or participate on the basis of contributing, concurrent, double insurance or otherwise.”

SC/1

Clause 20:	Insurance of Works
In sub-clause (1), delete “fire (however and by whomever caused), and earthquake” in line 2 and replace with “All Risk Peril including but not limited to earth movement, wind and flood”.

In sub-clause (1), insert “Contract documents and” in line 3 before the word “Appendix”.

In sub-clause (1), line 6, delete “value” and replace with “replacement cost value or total contract value whichever is greater”

In sub-clause (2), insert after the words, “upon the occurrence of any loss or damage to the Works” the following:

“including properties of the Employer which are in the possession, care or custody of the Contractor, but not the Works themselves.”

Clause 23:	Extension of Time
Delete sub-clause 23(1) - (1) and (m)

Clause 28:	Designated and Nominated Sub-Contractors and Suppliers
In sub-clause(2), delete “Contract” in the tenth line and replace with “Contractor”

Clause 31:	Payment of Contractor and Interim Certificates
Sub-clause (4), line 4, delete “seven” and insert “twenty eight”

Clause 32:	Termination by Employer

Sub-clause (1), line 9, delete “including loss of profit (if any) on any uncompleted part of the Works” and replace with “in relation only to work completed at the time of receipt by him of the written Notice of Termination, but shall not be entitled to compensation in relation to works which are uncompleted at the time of receipt by him of the written Notice of Termination, whether as to his loss of profit or otherwise howsoever.

Insert new sub-clause (3)(i) as follows :

“If due to any act or omission on the part of the Contractor, any other party makes any claim against the Employer or commences any proceedings against the Employer or takes any steps against the Employer pursuant to the SOP Act.”

Sub-clause (5), delete “(if applicable)” and replace with “in the event termination is in accordance with said clause” in the last line

Clause 33:	Delete sub-clause 33(3)(b)(vi)

Clause 39:	Additional. Optional Clause for Fluctuations
The whole clause is deleted.

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Clause 40:	Additional Optional Clause Permitting Insurance Excess

The whole clause is deleted.

Clause 41:	Security Deposit
(New)

41(1)

Upon the Contractor signing this Contract, the Contractor shall deposit with the Employer, the amount set out in the Appendix, by way of security for the due performance of and observance by the Contractor of his obligations under the Contract.

41(2)

The Contractor may, in lieu of the cash deposit in Clause 41(1) and for the same purposes, provide a guarantee for an equivalent amount from a bank or insurance company approved by the Employer and in the prescribed form.

	41(3)	The term “Security Deposit” shall hereafter refer to :

(i) The cash deposited under Clause 41(1); or

(ii) The cash proceeds of any or all demands on the guarantee provided pursuant to Clause 41(2)

The Employer may utilise the Security Deposit to make good any loss or damage sustained or likely to be sustained as a result of any breach of contract whatsoever by the Contractor, including any liquidated damages. The Employer may utilise the Security Deposit to make good any loss or damage sustained or likely to be sustained as a result of any claims, proceedings or steps taken by any party against the Employer pursuant to the SOP Act. If the amount of the Security Deposit utilised by the Employer to make good any such loss or damage is found to be greater than the amount of loss or damage actually sustained by the Employer, then the Employer shall pay the balance of the amount utilised by the Employer without the addition of interest to the Contractor or to the bank or insurer, as the case may be, upon issue of the Final Certificate. Where the Security Deposit is made in cash, the Employer shall pay to the Contractor the unutilised amount without interest upon the issue of the Final Certificate. If the amount of the Security Deposit utilised by the Employer to make good any such loss or damage is found to be less than the amount of loss or damage actually sustained by the Employer, the Employer retains the right to claim the further loss or damage from the Contractor.

41(4)

The provisions of this clause shall not affect the rights and remedies expressly reserved herein to the Employer or bar the Employer from claiming loss, expense, costs or damages incurred or sustained or likely to be sustained by the Employer as a result of any breach of contract of whatsoever nature by the Contractor.

SC/3